Exhibit 2.1

EXECUTION VERSION

UNIT PURCHASE AGREEMENT

by and among

ENVIRONMENTAL MATERIALS, LLC,

THE MEMBERS OF ENVIRONMENTAL MATERIALS, LLC,

NCI Building Systems, Inc.,

and

THE SELLER REPRESENTATIVE

Dated as of January 12, 2019

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Table of Contents

(continued)

Table of Contents

(continued)

SCHEDULES

Schedule 1.1(a)	Permitted Liens
Schedule 3.1(g)	Resignations
Schedule 4.2	Capitalization
Schedule 4.3	No Conflict; Required Filings and Consents
Schedule 4.4(a)	Financial Statements
Schedule 4.4(b)	Interim Financial Statements
Schedule 4.4(c)	Undisclosed Liabilities
Schedule 4.5	Taxes
Schedule 4.7(a)	Owned Real Property
Schedule 4.7(b)	Leased Real Property
Schedule 4.8	Compliance with Laws
Schedule 4.9	Permits
Schedule 4.10	Employee Benefit Plans
Schedule 4.11	Material Contracts
Schedule 4.12	Legal Proceedings
Schedule 4.13(a)	Company Intellectual Property
Schedule 4.13(b)	Licensed Intellectual Property
Schedule 4.14	Insurance
Schedule 4.16	Environmental Matters
Schedule 4.17	Conduct of Business
Schedule 4.18	Customers and Suppliers
Schedule 4.22	Related Party Transactions
Schedule 5.1	Organization and Standing; Authority
Schedule 5.3	No Conflict; Required Filings and Consents
Schedule 7.1	Interim Operations of the Company
Schedule 7.15	Affiliate Agreements
Schedule 10.9(b)	Employee Sellers

aNNEXES

Annex I	Definitions

Exhibits

Exhibit A	Schedule of Sellers
Exhibit B	Escrow Agreement
Exhibit C	Company Accounting Practices and Methods
Exhibit D	Seller Acknowledgment

Unit Purchase Agreement

THIS UNIT PURCHASE AGREEMENT (this “Agreement”) is dated as of January 12, 2019, and is entered into by and among Environmental Materials, LLC, a Delaware limited liability company (the “Company”), the Members of the Company set forth on Exhibit A attached hereto (collectively, the “Sellers”), Charles P. Gallagher and Wayne C. Kocourek, solely in their capacity as the representative of the Sellers (the “Seller Representative”), and NCI Building Systems, Inc., a Delaware corporation (“Buyer”). Each of the Company, the Sellers, the Seller Representative and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

recitals

WHEREAS, certain of the Sellers are the owners of 1,091.1764 Class A Units (the “Class A Units”) of the Company;

WHEREAS, certain of the Sellers are the owners of 61.7644 Class B Units of the Company (the “Class B Units” and together with the Class A Units, the “Company Units”);

WHEREAS, the Company Units held by the Sellers constitute all of the outstanding ownership interests of the Company; and

WHEREAS, Buyer desires to purchase from the Sellers, and the Sellers are willing to sell to Buyer, the Company Units upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1          Definitions. Capitalized terms used in this Agreement shall have the respective meanings set forth or referenced in Annex I attached hereto, unless otherwise defined herein.

ARTICLE II
PURCHASE AND SALE OF COMPANY UNITS

2.1          Purchase and Sale. On and subject to the terms and conditions contained herein, at the Closing, (i) the Sellers shall sell, transfer and deliver the Company Units free and clear of Liens to Buyer and (ii) Buyer shall pay and deliver the Closing Consideration as provided in this Agreement and shall purchase the Company Units from the Sellers.

2.2          Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place remotely via the electronic exchange of documents and signatures at 8:00 a.m. Mountain Time, (i) during the period extending from the date hereof through February 7, 2019 (the “First Outside Date”), on the third (3rd) Business Day following the satisfaction or (to the extent permitted under applicable Law) waiver by the Party entitled to the benefit of the same, of each of the conditions set forth in ARTICLE VIII (other than those conditions that are to be satisfied at the Closing, but subject to their satisfaction or waiver at the Closing) and the written consent of Buyer to proceed with the Closing, (ii) from and after the First Outside Date, on the third (3rd) Business Day following the later of (A) satisfaction or (to the extent permitted under applicable Law) waiver by the Party entitled to the benefit of the same, of each of the conditions set forth in ARTICLE VIII (other than those conditions that are to be satisfied at the Closing, but subject to their satisfaction or waiver at the Closing) and (B) the First Outside Date, or (iii) on such other date as the Seller Representative and Buyer mutually agree (the “Closing Date”) and will be deemed effective as of the Effective Time. All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

2.3          Estimated Closing Consideration. At least five (5) Business Days prior to the Closing Date, the Seller Representative shall furnish to Buyer a certificate (the “Closing Schedule”) setting forth (a) a good faith estimate of Closing Cash (the “Estimated Cash”), (b) a good faith estimate of Working Capital (the “Estimated Working Capital”), (c) a good faith estimate of the aggregate amount of Company Debt outstanding on the Closing Date immediately prior to the Closing (the “Estimated Company Debt”), (d) a good faith estimate of the aggregate amount of Selling Expenses unpaid as of the Closing, (e) the Estimated Purchase Price and the Unitholder Closing Consideration calculated by taking into account the foregoing clauses (a) through (d), (f) the Pro Rata Percentage of each Seller, and the amount of the Unitholder Closing Consideration that each Seller is entitled to receive pursuant to the terms of the LLC Agreement and this Agreement, based on the Unitholder Closing Consideration and (g) a reasonably detailed schedule, including amounts, payees and such other information as may be reasonably requested by or on behalf of Buyer, of the Closing Consideration to be paid or delivered by Buyer, as determined in accordance with Section 2.4. The Seller Representative (i) shall provide Buyer with a reasonable opportunity to review and comment on the Closing Schedule, including the calculation of the components thereof, and (ii) shall consider in good faith any revisions proposed by Buyer.

2.4          Closing Consideration.

(a)          At the Closing, Buyer shall make the following payments (collectively, the “Closing Consideration”), in each case, by wire transfer of immediately available funds:

(i)          Buyer shall pay (on behalf of the Company) the amount of Company Debt owed to the agent, lenders and/or creditors thereof set forth on, and in accordance with the instructions set forth in, the Payoff Letters;

(ii)         Buyer shall pay (on behalf of the Company and the Sellers) to the intended beneficiaries thereof, or to their designated agents or Representatives, the Selling Expenses, to the extent not paid prior to the Closing Date, in accordance with the invoices therefor delivered by the Seller Representative to Buyer at least five (5) Business Days prior to the Closing Date; provided that any Selling Expenses that are compensatory payments to employees of the Company and its Subsidiaries shall be subject to applicable payroll Taxes and withholdings and paid to such employees by the Company through its payroll;

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(iii)        Buyer shall pay to the Escrow Agent (i) the Adjustment Escrow Amount and (ii) the Earn-out Escrow Amount, in each case, in accordance with the Escrow Agreement; and

(iv)        Buyer shall pay (on behalf of the Sellers) to the Seller Representative, or to its designated agent or representative, an aggregate cash amount equal to the Unitholder Closing Consideration, in accordance with the payment instructions delivered by the Seller Representative to Buyer at least five (5) Business Days prior to the Closing Date.

(b)          By execution hereof, each Seller hereby (i) expressly acknowledges and agrees (A) that he, she or it understands and consents to the purchase price mechanics set forth herein (including the manner in which his, her or its portion of the Purchase Price will be calculated by the Seller Representative) and (B) to the deductions from the Estimated Purchase Price for the items referenced herein, as applicable to such Seller, including the establishment of the Adjustment Escrow Account, the retention of the Adjustment Escrow Amount for such account and the distribution and use of the Adjustment Escrow Amount pursuant to the terms of this Agreement and the Escrow Agreement and (ii) releases and discharges forever, irrevocably and unconditionally, Buyer and its Affiliates (including, after the Closing, the Company and its Subsidiaries) and their respective Representatives from any rights, claims and causes of action relating to or arising from Buyer’s payment of amounts hereunder in accordance with the instructions provided by or on behalf of the Seller Representative, including payments pursuant to this Section 2.4 and Section 2.5(d).

2.5          Purchase Price Adjustment.

(a)          Closing Statement. Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver, or cause to be prepared and delivered, to the Seller Representative a statement (the “Closing Statement”) setting forth Buyer’s calculation of (i) Working Capital, (ii) Closing Cash, (iii) Closing Company Debt, (iv) Selling Expenses as of the Closing and (v) the Purchase Price calculated by taking into account the foregoing clauses (i) through (iv).

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(b)          Closing Statement Dispute.

(i)          Within forty-five (45) days following receipt by the Seller Representative of the Closing Statement, the Seller Representative shall deliver written notice to Buyer of any dispute it has with respect to the content of the Closing Statement (a “Dispute Notice”), which Dispute Notice shall set forth in reasonable detail the nature and amount of such dispute. If the Seller Representative does not deliver a Dispute Notice with respect to the Closing Statement within such 45-day period, such Closing Statement will be final, conclusive and binding on the Parties. In the event the Seller Representative timely delivers a Dispute Notice to Buyer, Buyer and the Seller Representative shall negotiate in good faith to resolve such disputed items. If Buyer and the Seller Representative, notwithstanding such good faith effort, fail to resolve such disputed items within fifteen (15) days after the Seller Representative delivers the Dispute Notice, then Buyer and the Seller Representative jointly shall engage the Arbitration Firm to resolve only such disputed item(s) still in dispute. In the event Buyer and the Seller Representative engage the Arbitration Firm, as promptly as practicable, and no later than fifteen (15) days thereafter, Buyer and the Seller Representative shall each prepare and submit a written presentation to the Arbitration Firm. As soon as practicable thereafter, Buyer and the Seller Representative shall instruct the Arbitration Firm to render a decision based solely upon the written presentation by Buyer and the Seller Representative as soon as reasonably possible (which the Parties agree should not be later than forty-five (45) days following the day on which the dispute is referred to the Arbitration Firm). In addition, Buyer and the Seller Representative shall instruct the Arbitration Firm to make all determinations in accordance with the Accounting Practices, notwithstanding the availability of other accounting methods, policies, practices or procedures under GAAP or otherwise. In resolving any disputed item, the Arbitration Firm (1) shall be limited to picking from or between the values assigned to each item by Buyer and the Seller Representative in the written presentation submitted by each of Buyer and the Seller Representative to the Arbitration Firm, (2) may not assign a value to any item outside of the range of values claimed for such item by either Buyer or the Seller Representative, (3) may not conduct an independent investigation, and (4) shall be required to make its determination in accordance with this Agreement (including the definitions of the defined terms used in this Section 2.5).

(ii)         All fees and expenses relating to appointment of the Arbitration Firm and the work, if any, to be performed by the Arbitration Firm will be borne in relative proportion to the amount by which Buyer’s computation of Working Capital, Closing Cash, Closing Company Debt and Selling Expenses set forth on the Closing Statement, on the one hand, and the Seller Representative’s computation of Working Capital, Closing Cash, Closing Company Debt and Selling Expenses set forth on the Dispute Notice, on the other hand, differs from Working Capital, Closing Cash, Closing Company Debt and Selling Expenses as determined by the Arbitration Firm. Such allocation of responsibility for such fees and expenses shall be performed by the Arbitration Firm. For example, if the closing accounts receivable component of Working Capital is the only disputed item, and Buyer claims that closing accounts receivable is $1,000, and the Seller Representative contests that such amount is actually $1,500 (thus contesting only $500 of the amount claimed by Buyer), and if the Arbitration Firm ultimately resolves the dispute by determining closing accounts receivable is actually $1,300 (thus awarding the Seller Representative $300 of the $500 contested), then the costs and expenses of the Arbitration Firm will be allocated 60% (i.e., 300 ÷ 500) to Buyer and 40% (i.e., 200 ÷ 500) to the Seller Representative.

(iii)        All determinations made by the Arbitration Firm will be final, conclusive and binding on the Parties. Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 2.5(b) shall be the exclusive mechanism for resolving disputes regarding the Closing Statement, if any.

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(c)          Access. For purposes of complying with the terms set forth in this Section 2.5, Buyer and the Company, on the one hand, and the Sellers and the Seller Representative, on the other hand, shall and shall cause their respective Representatives to reasonably cooperate with each other and their respective Representatives, and shall make available to each other and their respective Representatives all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably requested in connection with the preparation and analysis of the Closing Statement and the resolution of any disputes under Section 2.5(b). If Buyer and the Company, on the one hand, or the Seller Representative, on the other hand, breach their respective obligations under this Section 2.5(c), the dispute periods set forth in Section 2.5(b) shall automatically be extended until such breach is cured by the breaching Party, unless the non-breaching Party agrees otherwise.

(d)          Payment. Within five (5) Business Days after Working Capital, Closing Cash, Closing Company Debt and Selling Expenses unpaid as of the Closing are finally determined pursuant to Section 2.5(a) or Section 2.5(b) (the “Final Closing Consideration”), if, (i) Working Capital plus Closing Cash minus Closing Company Debt and Selling Expenses, as so finally determined, minus (ii) Estimated Working Capital plus Estimated Cash minus Estimated Company Debt and Selling Expenses as set forth on the Closing Schedule (such difference, the “Adjustment Amount”) is (A) positive, then Buyer shall pay to the Seller Representative, on behalf of the Sellers, an aggregate cash amount equal to the Adjustment Amount by bank wire transfer of immediately available funds in accordance with payment instructions delivered by the Seller Representative to Buyer no later than three (3) Business Days after the Final Closing Consideration is determined, which aggregate amount shall then be allocated and paid to the Sellers by the Seller Representative based upon the Sellers’ respective Pro Rata Percentages, or (B) negative, then (1) Buyer and the Seller Representative shall deliver joint written instructions to the Escrow Agent authorizing the distribution of funds from the Adjustment Escrow Account to Buyer in an aggregate amount equal to the Adjustment Amount (or, if the Adjustment Amount is greater than the Remaining Adjustment Escrow Amount, the full Remaining Adjustment Escrow Amount) and (2) the Seller Representative, on behalf of the Sellers, shall pay to Buyer an aggregate cash amount equal to the Excess Adjustment Amount, if any, by bank wire transfer of immediately available funds in accordance with payment instructions delivered by Buyer to the Seller Representative no later than three (3) Business Days after the Final Closing Consideration is determined, and any such payment pursuant to this Section 2.5(d)(B)(2) shall be borne ratably by the Sellers based upon the Sellers’ respective Pro Rata Percentages.

ARTICLE III
CLOSING AND DELIVERIES

3.1          Deliveries by Sellers. At the Closing, the Sellers shall deliver, or cause to be delivered, to Buyer the following items:

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(a)          Executed payoff letters (the “Payoff Letters”) (drafts of which will be provided by Sellers to Buyer no later than three (3) Business Days prior to the Closing Date) from the agent, lenders and/or creditors with respect to the Debt Agreements, which Payoff Letters shall (i) provide for the payment in full of the total amount of outstanding Company Debt due such lender as of the Closing (including accrued interest and any prepayment fees or penalties or other amounts due as a result of the consummation of the transactions contemplated by this Agreement), (ii) release any Liens and any guarantee obligations related to such Company Debt and (iii) be in form and substance reasonably satisfactory to Buyer, and any UCC termination statements or other releases as may be reasonably required to evidence the satisfaction of such Company Debt and the release of associated Liens contemplated thereby;

(b)          A certificate of good standing from the Secretary of State of the State of Delaware with respect to the Company, dated as of no more than ten (10) days prior to the Closing Date;

(c)          A certificate of a duly authorized officer of the Company, given in his or her capacity as such and not in his or her individual capacity, certifying as to the LLC Agreement and the certificate of formation of the Company and as to the resolutions of the board of managers and the Members of the Company authorizing this Agreement, the other Transaction Documents to which the Company is a party, and the transactions contemplated hereby and thereby;

(d)          A certificate from a duly authorized officer of the Company, given in his or her capacity as such and not in his or her individual capacity, to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(e) have been satisfied;

(e)          A non-foreign affidavit from each Seller satisfying the requirements of Section 1445(b)(2) of the Code and dated as of the Closing Date;

(f)           A complete and executed IRS Form W-9 for each Seller providing the U.S. taxpayer identification number of such Seller together with such other evidence as may be necessary to establish that no withholding is required under Section 1446(f) of the Code;

(g)          Written resignations of the members of the board of managers and officers of the Company set forth on Schedule 3.1(g), in a form reasonably satisfactory to Buyer;

(h)          The Seller Acknowledgment, duly executed by the Seller party thereto;

(i)           The Escrow Agreement, duly executed by the Seller Representative;

(j)           An instrument of assignment, duly executed by the Company, The Gallagher 1994 Family Trust dated December 31, 1994 and Patricia’s Trust created under the Kocourek 1994 Family Trust, dated December 31, 1994, pursuant to which the Company shall have acquired all of the outstanding shares of EMI, effective as of prior to the Closing Date (the “EMI Transfer”), and (ii) any other instruments reasonably necessary or appropriate in connection with such assignment, in each case in a form reasonably satisfactory to Buyer; and

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(k)          Evidence of termination of those Affiliate Agreements required to be terminated pursuant to Section 7.15 in a form reasonably satisfactory to Buyer.

3.2          Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to the Seller Representative the following items:

(a)          A certificate of good standing from the Secretary of State of Delaware with respect to Buyer, dated as of no more than ten (10) days prior to the Closing Date;

(b)          A certificate of a duly authorized officer of Buyer, given in his or her capacity as such and not in his or her individual capacity, certifying as to the Organizational Documents of Buyer and as to the resolutions of the board of directors of Buyer authorizing this Agreement, the other Transaction Documents to which Buyer is a party, and the transactions contemplated hereby and thereby;

(c)          A certificate of a duly authorized officer of Buyer, given in his or her capacity as such and not in his or her individual capacity, to the effect that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been satisfied; and

(d)          The Escrow Agreement, duly executed by Buyer.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth on the applicable Schedules (it being understood that any matter, information or item disclosed in any Schedule pertaining to representations and warranties shall constitute disclosure for purposes of any other Schedule pertaining to other representations and warranties to the extent that it is reasonably apparent from the face of such disclosure that such matter, information, item or other disclosure is relevant to such other representations and warranties), the Sellers and the Company, jointly and severally, represent and warrant to Buyer, as of the date hereof and as of the Closing Date (except to the extent that a representation or warranty expressly states that such representation or warranty is made only as of a specified date, in which case the Sellers and the Company represent and warrant to Buyer as of such date), as follows:

4.1          Organization and Standing; Authority.

(a)          Except for EMI, each of the Company and its Subsidiaries is a limited liability company or limited partnership, as the case may be, duly organized or formed, validly existing and in good standing under the Laws of the State of Delaware. EMI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)          Each of the Company and its Subsidiaries has all requisite power and authority to own, operate or lease the properties owned, operated or leased by it and to carry on its business as currently conducted. Each of the Company and its Subsidiaries is duly qualified to do business, and in good standing (or the equivalent thereof), in each jurisdiction in which the character of the properties owned, operated or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing (or the equivalent thereof) would not reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole.

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(c)          The Company has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by it, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other Transaction Documents, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity) (collectively, the “General Enforceability Exceptions”).

(d)          The Company has made available to Buyer true and complete copies of the Organizational Documents of the Company and its Subsidiaries as currently in effect, and none of the Company nor any of its Subsidiaries is in violation of any provision of such Organizational Documents.

4.2          Capitalization; Subsidiaries. The authorized equity interests of the Company and each of its Subsidiaries, and the equity interests of the Company and each of its Subsidiaries that are issued and outstanding as of the date hereof, are set forth on Schedule 4.2. All of the issued and outstanding equity interests of the Company and each of its Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive rights, rights of first refusal or similar rights. Except as set forth on Schedule 4.2, none of the Company or any of its Subsidiaries has outstanding or authorized any membership interest appreciation, phantom membership interest, profit participation, options, restricted interests or similar rights in respect of equity or equity-based instruments valued in whole or in part by reference to the value of any Company Units. Except as set forth on Schedule 4.2, all of the issued and outstanding equity interests in the Company’s Subsidiaries are owned by the Company and the same constitutes all of the equity interests owned by the Company. There are no: (a) outstanding securities or other instruments convertible or exchangeable into, or phantom interests or incentive compensation awards valued by reference to, equity interests of the Company or any of its Subsidiaries; (b) options, warrants, calls, subscriptions, profit interests or other rights, agreements or commitments obligating the Company or any of its Subsidiaries to grant, issue, transfer or sell, or to redeem, repurchase or otherwise acquire, any equity interests or securities or other instruments convertible or exchangeable into equity interests of the Company or any of its Subsidiaries; or (c) proxies, voting trusts or other agreements or understandings with respect to the voting, transfer or other disposition of any equity interests of the Company or any of its Subsidiaries, other than as set forth in the Organizational Documents of the Company or such Subsidiary.

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4.3          No Conflict; Required Filings and Consents.

(a)          Neither the execution and delivery of this Agreement by the Company or the other Transaction Documents to be executed and delivered by the Company, nor the performance by the Company of its obligations hereunder or thereunder, nor the consummation by the Company of the transactions contemplated herein or therein, nor compliance by the Company with any of the provisions hereof, does or will (with or without lapse of time or notice, or both) (i) conflict with or result in a breach of any provisions of the Organizational Documents of the Company or any of its Subsidiaries, (ii) except as set forth on Schedule 4.3, require the consent, notice or other action by or of any Person under any Material Contract, (iii) except as set forth on Schedule 4.3, and except as would not reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any termination, cancellation, acceleration, or loss of benefit or right of termination, cancellation, acceleration, or loss of benefit with respect to, or result in the creation or imposition of any Lien upon any property or assets of the Company or any of its Subsidiaries pursuant to, any Material Contract, or (iv) except for any notices or filings under the HSR Act and any Other Antitrust Laws applicable to the Company or any of its Subsidiaries and the termination or expiration of any applicable waiting period thereunder, violate any material Order or Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets.

(b)          Other than (i) any notices or filings under the HSR Act and the termination or expiration of any applicable waiting period thereunder and (ii) as set forth on Schedule 4.3, the Company is not required to obtain any Consent, give any notice to any Governmental Authority or make any filing with any Governmental Authority in connection with the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated by this Agreement that if not obtained, given or made would reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole, or to prevent, materially delay or materially impair the ability of the Sellers or the Company and its Subsidiaries to consummate the transactions contemplated by this Agreement.

4.4          Financial Statements; Undisclosed Liabilities.

(a)          True and complete copies of the following financial statements are set forth in Schedule 4.4(a): (i) the audited consolidated balance sheets of the Company as of December 31, 2016 and December 31, 2017, and the related audited consolidated statements of income, changes in members’ equity, and cash flows for the fiscal years then ended, together with the notes to such financial statements (the “Audited Financial Statements”), (ii) the unaudited consolidated balance sheet of the Company as of October 31, 2018 (the “Balance Sheet,” and such date, the “Balance Sheet Date”), and the related unaudited consolidated statement of income for the ten-month period then ended (the “Interim Financial Statements”), (iii)(A) the separate unaudited balance sheets of each of Brockmeyer and Stone as of December 31, 2016 and December 31, 2017, and the related statements of income and cash flows for the twelve months then ended, together with the notes to such financial statements, and (B) the separate unaudited balance sheet for each of Brockmeyer and Stone as of May 31, 2018 and the related statements of income and cash flows for the five months then ended (collectively, the “Brockmeyer Financial Statements”) and (iv)(A) the separate unaudited balance sheets of each of Van Well and Accel as of December 31, 2016 and December 31, 2017 and the related statements of income and cash flows for the twelve months then ended, together with the notes to such financial statements, and (B) the separate unaudited balance sheet of each of Van Well and Accel as of July 31, 2018 and the related statements of income and cash flows for the seven months then ended (collectively, the “Van Well Financial Statements”).

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(b)          The Audited Financial Statements have been prepared based upon the books and records of the Company, in accordance with GAAP, applied on a consistent basis throughout the period involved, and fairly present, in all material respects, the financial condition of the Company on a consolidated basis as of the dates and for the periods indicated. Except as set forth on Schedule 4.4(b), the Interim Financial Statements have been prepared based upon the books and records of the Company, in accordance with GAAP, applied on a consistent basis throughout the period involved, and fairly present, in all material respects, the financial condition of the Company on a consolidated basis as of the dates and for the periods indicated (except for the absence of footnote disclosure (none of which, if presented, would be materially different from the footnote disclosure presented in the Audited Financial Statements) and any normal year-end adjustments which are not material, individually or in the aggregate). Except as set forth on Schedule 4.4(b), (i) the Brockmeyer Financial Statements have been prepared based upon the books and records of Brockmeyer and Stone, in accordance with GAAP, and fairly present, in all material respects, the financial condition of each of Brockmeyer and Stone as of the dates and for the periods covered thereby and (ii) the Van Well Financial Statements have been prepared based upon the books and records of Van Well and Accel, in accordance with GAAP, and fairly present, in all material respects, the financial condition of each of Brockmeyer and Stone as of the dates and for the periods covered thereby.

(c)          Except as set forth on Schedule 4.4(c), neither the Company nor any of its Subsidiaries has any liabilities, obligations or commitments except (i) those which are adequately reflected and specifically reserved against in the Balance Sheet, (ii) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date (none of which is a liability, obligation or commitment resulting from a breach of contract, breach of warranty, tort, infringement or misappropriation) and which are not material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, and (iii) those arising after the date of this Agreement and incurred in connection with, or contemplated by, this Agreement.

(d)          The Company and its Subsidiaries have devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items, (iii) access to their property and assets is permitted only in accordance with management’s general or specific authorization and (iv) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

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4.5          Taxes. Except as set forth on Schedule 4.5:

(a)          The Company and each of its Subsidiaries has filed all material Tax Returns that each was required to have filed, and all such Tax Returns were true, complete and correct in all material respects. All material Taxes due and owing by the Company and each of its Subsidiaries that could give rise to a lien on the assets, rights or properties of any such Person, or for which any such Person could be liable with respect to any Tax period prior to Closing, have been paid. All material Taxes which the Company and each of its Subsidiaries has been obligated to withhold have been duly and timely withheld and, to the extent required by Law, paid over to the proper taxing authority or properly accrued.

(b)          The Company and each of its Subsidiaries has not agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, or, in each case, any agreement having the effect of any such waiver or extension, which (after giving effect to such extension, waiver or agreement) has not yet expired.

(c)          Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, other than any customary gross-up or indemnity provisions in agreements, the principal purpose of which is not related to Taxes, entered into with customers, vendors, lenders, lessors or the like in the ordinary course of business (“Ordinary Course Agreements”).

(d)          There are no Liens for unpaid Taxes on the assets, rights or properties of the Company or any of its Subsidiaries, except for Permitted Liens and except for those set forth on Schedule 4.5.

(e)          There is no Action or audit, as of the date of this Agreement, pending or ongoing with respect to the Company or any of its Subsidiaries in respect of any Tax, nor have any such actions or audits been threatened in writing. No Governmental Authority has asserted or threatened to assert any deficiency, claim or issue with respect to Taxes or any adjustment to Taxes against the Company or any of its Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open.

(f)          Neither the Company nor any of its Subsidiaries (i) has been a member of an “affiliated group” as defined in Section 1504 of the Code, or any combined, consolidated or unitary group for purposes of state, local or foreign Tax law or (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or by contract (except for Ordinary Course Agreements) or otherwise.

(g)          Neither the Company nor any of its Subsidiaries is participating or has participated in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b)(1).

(h)          Except for EMI, the Company and each of its Subsidiaries is and has been classified as either a partnership or a disregarded entity for U.S. federal, state and local income tax purposes at all times since their respective formation. EMI is and has been classified as an “S corporation” for U.S. federal income tax purposes within the meaning of Sections 1361 and 1362 of the Code and equivalent provisions of relevant state and local laws at all times since its formation up to and including the day before the EMI Transfer and has been a C corporation (as defined in Section 1361(a)(2) of the Code) for U.S. federal income tax purposes at all times since the EMI Transfer and including the day of the EMI Transfer.

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(i)          Neither the Company nor any of its Subsidiaries has received a claim from a Governmental Authority (whether within or without the United States) in a jurisdiction where the Company or such Subsidiary does not pay a particular type of Tax or file a particular type of Tax Return that such Person is required to pay such particular type of Tax or file such particular type of Tax Return in such jurisdiction.

(j)          Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting, except as set forth on Schedule 4.5, for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign income Tax law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date or (iv) any election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign law) made with respect to any Pre-Closing Tax Period.

(k)          Neither the Company nor any of its Subsidiaries is subject to any closing agreement, private letter ruling or technical advice that could affect the liability for Taxes of the Company or such Subsidiary following the Closing Date.

4.6          Title to Properties; Condition and Sufficiency of Assets. The Company or its Subsidiaries have good and valid title to all of the personal, tangible properties and assets reflected on the Balance Sheet as being owned by the Company or its Subsidiaries or acquired after the Balance Sheet Date, in each case free and clear of all Liens except for Permitted Liens, excluding properties and assets sold or disposed of by the Company or its Subsidiaries since the Balance Sheet Date in the ordinary course of business consistent with past practice (and, from and after the date of this Agreement, in compliance with the terms of this Agreement). With respect to the personal, tangible properties and assets leased by the Company and its Subsidiaries, the Company and its Subsidiaries are in material compliance with such leases and hold a valid leasehold interest free of any Liens except for Permitted Liens. Except for reasonable wear and tear, the personal, tangible properties and assets, including equipment and vehicles, of the Company and its Subsidiaries currently used in the business and operations of the Company and its Subsidiaries as now conducted are in good operating condition and repair, are adequate for the uses and purposes for which they are presently used and are sufficient for the conduct of the Company’s business as currently conducted.

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4.7          Real Property.

(a)          Schedule 4.7(a) completely and accurately describes all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). True and complete copies of the title policies or commitments obtained by the Company or its Subsidiaries pertaining to the Owned Real Property have been delivered to Buyer or have been made available to Buyer for its review. The Company and its Subsidiaries have good, valid, marketable and insurable fee simple title to the Owned Real Property, free and clear of all Liens except for Permitted Liens. There are no leases, licenses or other agreements, to which the Company or its Subsidiaries is a party, granting to any other party the right to use or occupy all or any portion of the Owned Real Property or improvements thereon, and to the Sellers’ Knowledge, there are no such leases, licenses or other agreements, or other legal or contractual restrictions on the use of the Owned Real Property by the Company or its Subsidiaries for the purposes for which it is currently being used.

(b)          Schedule 4.7(b) contains a complete and accurate description of all of the Real Property leased by the Company or its Subsidiaries (the “Leased Real Property”). Together with the Owned Real Property, the Leased Real Property listed on Schedule 4.7(b) comprises all Real Property used in the conduct of the business and operations of the Company and its Subsidiaries as now conducted. The Company or one of its Subsidiaries holds a valid and existing leasehold interest in each Leased Real Property. All Leased Real Property is held under leases or subleases (collectively, together with any amendments, supplements, waivers and other modifications thereto, the “Real Property Leases”) that are, in all material respects, valid instruments, enforceable in accordance with their respective terms except as limited by the General Enforceability Exceptions. True and complete copies of the Real Property Leases have been delivered to Buyer or have been made available to Buyer for its review. There is no material default or breach by the Company or any of its Subsidiaries or, to the Sellers’ Knowledge, any other party, in the timely performance of any obligation to be performed or paid under any such Real Property Lease or any other material provision thereof. As of the date of this Agreement, the Company has not, since January 1, 2016, received any notice alleging any default or breach, and, to the Sellers’ Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a default or breach, or permit the termination, modification or acceleration of rent under any Real Property Lease. None of the facilities included in the Leased Real Property are subject to any ground lease, master lease, mortgage, deed of trust or other Lien (except for Permitted Liens) that would entitle the holder thereof to interfere with or disturb the use or enjoyment of the facilities or the exercise by Company or its Subsidiaries of its rights under any Real Property Lease so long as the Company or its Subsidiaries are not in material breach of such Real Property Lease. The Leased Real Property, including the buildings, structures, fixtures and improvements located thereon, are (i) free of material structural defects and other material defects except for routine maintenance and repair, and (ii) in operating condition, ordinary wear and tear excepted and taking into account the age thereof, with no material maintenance or repair having been deferred or neglected.

4.8          Compliance with Laws; Anti-Corruption.

(a)          Except as set forth on Schedule 4.8:

(i)          the Company and its Subsidiaries are, and since January 1, 2016 have been, in material compliance with all Laws, Orders and agreements and undertakings with Governmental Authorities applicable to any of them or any of their business and properties; and

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(ii)         since January 1, 2016, neither the Company nor any of its Subsidiaries has received any written notification or other written communication from any Governmental Authority asserting that the Company or any of its Subsidiaries is not in compliance with any Law, Order or agreement or undertaking with any Governmental Authority, nor, to the Sellers’ Knowledge, is the Company or any of its Subsidiaries being investigated by any Governmental Authority for any breach, violation or other noncompliance with any Law, Order or agreement or undertaking with any Governmental Authority.

(b)          The Company, its Subsidiaries and each of their respective officers, directors, employees, distributors and other agents acting for or on behalf of the Company or any of its Subsidiaries (collectively, the “Relevant Persons”), have not directly or indirectly violated, or taken any act in furtherance of violating, any provision of the United States Foreign Corrupt Practices Act of 1977 (as amended) or any other anti-corruption or anti-bribery laws or regulations applicable to the Company or any of its Subsidiaries.

(c)          The Relevant Persons have not, directly or indirectly, taken any act in furtherance of any payment, gift, bribe, rebate, loan, payoff, kickback, or any other transfer of value – or offer, promise, or authorization thereof – to any individual or entity, including any Government Official, for the purpose of: (i) improperly influencing or inducing such individual or entity to do or omit to do any act or to make any decision in an official capacity or in violation of a lawful duty; (ii) inducing such individual or entity to influence improperly his or her or its employer, public or private, or any Governmental Authority, to affect an act or decision of such employer or Governmental Authority, including to assist any individual or entity in obtaining or retaining business; or (iii) securing any improper advantage (e.g., to obtain a tax rate lower than allowed by applicable Law).

(d)          The Relevant Persons have not in the course of their actions for, or on behalf of, the Company or any of its Subsidiaries engaged directly or indirectly in transactions: (i) connected with any of North Korea, Cuba, Iran, Syria, Myanmar, or Sudan; or (ii) connected with any government, country, or other individual or entity that is the target of U.S. economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”), including any transactions with specially designated nationals or blocked persons designated by OFAC; or (iii) prohibited by any Law administered by OFAC, or by any other applicable economic or trade sanctions law.

(e)          The Relevant Persons have not in the course of their actions for, or on behalf of, the Company or any of its Subsidiaries directly or indirectly violated or taken any act in furtherance of violating any provision of any applicable Laws relating to money laundering.

(f)           The Relevant Persons have not: (i) circumvented the internal accounting controls of the Company or any of its Subsidiaries; (ii) falsified any of the books, records or accounts of the Company or any of its Subsidiaries; or (iii) made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review or examination of the financial statements of the Company or any of its Subsidiaries.

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4.9          Permits. Schedule 4.9 contains a complete list, as of the date of this Agreement, of all material Permits issued to the Company or any of its Subsidiaries that are currently used by the Company or any of its Subsidiaries in connection with their business, and such Permits are all the material Permits required for the Company and its Subsidiaries to conduct their business as currently conducted. The Company and its Subsidiaries are, and since January 1, 2016 have been, in material compliance with all such Permits, all of which Permits are valid and in full force and effect. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notification or other communication from any Governmental Authority since January 1, 2016 asserting that the Company or any of its Subsidiaries is not in compliance with any such Permits.

4.10        Employee Benefit Plans.

(a)          Schedule 4.10 sets forth a complete list of all “employee benefit plans,” as defined in Section 3(3) of ERISA, as well as all other severance pay, salary continuation, employment, bonus, incentive, option, retirement, pension, profit sharing, deferred compensation, retirement, profits interest, equity purchase, equity ownership, equity appreciation rights, phantom equity, cafeteria, life, health, accident, disability, workmen’s compensation or other substantially similar plans, contracts, programs, policies, funds or arrangements and all other employee benefit plans, contracts, programs, policies, funds, or arrangements in respect of any current employees, directors, or officers of the Company and its Subsidiaries (i) that are sponsored or maintained by the Company and its Subsidiaries, (ii) with respect to which the Company or its Subsidiaries make, have made or are required to make payments, transfers or contributions, or (iii) with respect to which the Company may have any liability, whether direct or indirect (including any such plan or other arrangement previously maintained by the Company or any Controlled Group member) (all of the above being hereinafter referred to as “Employee Plans”). Employee Plans shall not, however, include any plan, contract, program, fund or arrangement that has been terminated and wound up and with respect to which the Company and its Subsidiaries have no unsatisfied liability.

(b)          With respect to the Employee Plans, true, correct and complete copies of the following materials have been made available to Buyer, to the extent applicable: (i) the current plan documents, related trust agreements and amendments thereto, or, with respect to unwritten arrangements, a description of the material terms of such arrangements, (ii) the most recent determination, advisory or opinion letters from the Internal Revenue Service (“IRS”) with respect to any of the Employee Plans intended to be qualified under Section 401(a) of the Code, (iii) the current summary plan description and summaries of material modifications thereto, and (iv) the two most recent annual reports on Form 5500.

(c)          Each Employee Plan has been established, maintained, operated, and administered in material compliance with its terms and in material compliance with all applicable Laws, including ERISA and the Code, except as reflected on Schedule 4.10. To the Sellers’ Knowledge, there have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could reasonably be expected to result in any material liability or excise tax under ERISA or the Code being imposed on the Company. All payments or contributions due pursuant to an Employee Plan that are required by applicable Laws or by the terms of such Employee Plan have been timely made and accrued, in each case except for any failures to do so that, individually or in the aggregate, are not material.

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(d)          Each Employee Plan intended to be qualified under Section 401(a) of the Code is either (i) the recipient of a favorable determination letter from the IRS, or (ii) a volume submitter or master and prototype plan as to which the adopter is entitled to rely on the advisory or opinion letter issued by the IRS with respect to the qualified status of such plan under Section 401 of the Code to the extent provided in Revenue Procedure 2011-49, and no amendment has been made nor has any event occurred that could reasonably be expected to adversely affect such qualification. Additionally, each trust created under any such Employee Plan is exempt from taxation under Section 501(a) of the Code, and, to the Sellers’ Knowledge, nothing has occurred that has or could reasonably be expected to adversely affect such exemption.

(e)          None of the Employee Plans is (i) a “defined benefit plan,” as defined in Section 3(35) of ERISA, that is subject to Title IV of ERISA, (ii) a “multiemployer plan,” as defined in Section 3(37) of ERISA, (iii) a “multiple employer plan,” as defined in Section 413(c) of the Code, (iv) subject to the minimum funding standards under Section 302 of ERISA or Section 412 of the Code, (v) an International Employee Plan, (vi) an employee plan that owns employer stock, or (vii) an employee plan that is funded, in whole or in part, through a voluntary employee’s beneficiary association exempt from taxation under Section 501(c)(9) of the Code, and neither the Company nor any Controlled Group member has ever maintained, contributed to, or ever been obligated to maintain or contribute to, or has any liability with respect to, any such plan.

(f)           There is no pending or, to the Sellers’ Knowledge, threatened assessment, complaint, proceeding, audit, investigation or Action of any kind in any court or by any Governmental Authority with respect to any Employee Plan (other than routine claims for benefits), and during the past three (3) years, no Employee Plan has been the subject of an assessment, complaint, proceeding, audit, investigation or Action of any kind (or has received notice of a potential assessment, proceeding, audit, investigation or Action of any kind) by a Governmental Authority, except as reflected on Schedule 4.10. As of the date hereof, no corrective action or filing under any voluntary correction program of the IRS, the Department of Labor or any other Governmental Authority is either pending or planned with respect to any of the Employee Plans.

(g)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in conjunction with any other event) will: (i) with respect to any current or former employee, officer or director of the Company or any of its Subsidiaries, (A) entitle such Person to any compensation or benefit, (B) increase the amount of or result in the acceleration of time of payment, funding or vesting of or otherwise enhance the compensation or benefits payable to such Person, or (C) result in any forgiveness of indebtedness; (ii) impose any restrictions on the Company’s rights to amend or terminate any Employee Plan; or (iii) give rise to any “excess parachute payment” under Section 280G of the Code.

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(h)          The Company and its Subsidiaries do not have any obligation to provide, and no Employee Plan or other agreement provides, any individual with the right to a gross-up, indemnification, or similar payment for any excise or additional Taxes, interest or penalties (including pursuant to Section 409A or Section 4999 of the Code) imposed on such Person.

(i)           The treatment of the Class B Units in connection with the consummation of the transactions contemplated by this Agreement and the calculation of the proceeds distributable to each holder of Class B Units pursuant to this Agreement are consistent with all agreements and other binding commitments applicable to the Class B Units. All Class B Units constitute “profits interests” within the meaning of IRS Revenue Procedures 93-27 and 2001-43. To the Knowledge of Sellers, a valid election under Section 83(b) of the Code has been timely filed with the applicable IRS Service Center for each Class B Unit and for each Class A Unit with terms contemplating that such election would be made.

(j)           The Company and its Subsidiaries do not maintain or contribute to any Employee Plan which provides for continuing welfare benefits or coverage (including, without limitation, life insurance or medical benefits) for any participant or beneficiary of a participant after such participant’s termination of employment, except as may be required by COBRA or any similarly applicable state Law. The Company and its Subsidiaries have, in all material respects, previously been in compliance, and are currently in compliance, with the applicable continuation requirements for their welfare benefit plans, including (i) COBRA, and (ii) any applicable state statutes mandating health insurance continuation coverage for employees.

4.11        Material Contracts. Set forth on Schedule 4.11 is a true and complete list of each of the following Contracts to which the Company or any of its Subsidiaries is a party as of the date of this Agreement (the Contracts required to be set forth on Schedule 4.11, the “Material Contracts”):

(a)          Each partnership, joint venture, strategic alliance or similar Contract;

(b)          Each Contract materially limiting the right of the Company or any of its Subsidiaries to engage in any line of business or to compete with any product or with any business or Person or in any geographical area or during any period of time;

(c)          Each Contract that contains material exclusivity or “most favored nation” obligations or restrictions, or rights of first refusal or offer or any similar requirement or right in favor of any third party;

(d)          (i) The Membership Interest Purchase Agreement, dated June 30, 2017, among Complete Stone Solutions LLC, Harold C. Attebery, Harold C. Attebery II and the Company and (ii) each Contract involving the acquisition or disposition of any business enterprise, assets, properties or rights, whether via merger, equity or asset purchase or otherwise, for consideration (including any “earn-out” or other contingent payments) in excess of $1,000,000 entered into since January 1, 2015;

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(e)          Each Contract (or series of related Contracts) providing for capital expenditures with an outstanding amount of unpaid obligations and commitments in excess of $400,000;

(f)           Each Contract related to Company Debt;

(g)          Each Real Property Lease;

(h)          Each Contract for the employment of any officer or individual employee whose annual base compensation (i.e., salary plus target annual bonus) exceeds $150,000, and each Contract with any individual for service on a consulting basis providing for fees in excess of $150,000 per annum;

(i)           Each Contract with respect to the purchase, grant or issuance of any Company Unit;

(j)           (i) The Software License Agreement, Order Form, Amendment No. 1 to the Software License Agreement, Software Maintenance and Support Agreement and Amendment No. 1 to the Software Maintenance and Support Agreement, each dated February 28, 2007, by and between Infor Global Solutions (Michigan) Inc. and the Company, and related Order Forms, and (ii) each other Contract that licenses Company Intellectual Property to any Person or licenses Intellectual Property, excluding (A) licenses of commercially-available software licensed for annual license fees of less than $100,000, (B) nonexclusive licenses granted to customers or distributors of the Company or any Subsidiary in the ordinary course of business and (iii) licenses that arise as a matter of law by implication as a result of sales of products and services by the Company or any Subsidiary;

(k)          Each Contract (or series of related Contracts) pursuant to which a third party made in 2017 or 2018, or is reasonably expected to make in 2019, payments to the Company and its Subsidiaries equal to more than $1,000,000; provided that any such Contract that is a purchase order shall not be required to be set forth on Schedule 4.11 but shall nevertheless constitute a Material Contract;

(l)           Each Contract (or series of related Contracts) pursuant to which the Company or any of its Subsidiaries made in 2017 or 2018, or is reasonably expected to make in 2019, payments equal to more than $750,000; provided that any such Contract that is a purchase order shall not be required to be set forth on Schedule 4.11 but shall nevertheless constitute a Material Contract;

(m)         any settlement, conciliation or similar agreement (A) with any Governmental Authority or (B) that by its terms requires or may require the Company or its Subsidiaries to pay, individually or in the aggregate, consideration of more than $250,000 after the date of this Agreement or that restricts the operations of the Company or any of its Subsidiaries; and

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(n)          Each Contract between any Seller or any Affiliate of a Seller (other than the Company and its Subsidiaries), on the one hand, and the Company or any of its Subsidiaries, on the other hand (each such Contract, and “Affiliate Agreement”).

As of the date of this Agreement, each of the Material Contracts is in full force and effect and is a legal, valid, binding and enforceable agreement of the Company or its Subsidiary party thereto, subject only to the General Enforceability Exceptions, and there is no material default or material breach (or event that with notice or lapse of time, or both, would reasonably be expected to constitute a material default or material breach) by the Company or its Subsidiary party thereto or, to the Sellers’ Knowledge, any other party thereto, in the timely performance of any obligation to be performed or paid thereunder or any other material provision thereof. Except as set forth on Schedule 4.11, each of the Material Contracts will continue to be legal, valid, binding, in full force and effect, and enforceable following the consummation of the transactions contemplated by this Agreement and the other Transaction Documents without delivering any notice obtaining any consent, including with respect to any deemed assignment or transfer, and without the payment of any penalties, special assessments or other amounts as a result of the Company entering into this Agreement or the consummation of the transactions contemplated hereby or by the other Transaction Documents. True and complete copies of all Material Contracts, other than the purchase orders referred to in clauses (k) and (l) above, have been delivered to Buyer or have been made available to Buyer for its review. True and complete copies of (x) a form of a customer purchase order representative of the form customarily used by the Company and such customer in the ordinary course of business and (y) a form of a supplier purchase order representative of the form customarily used by the Company and such supplier in the ordinary course of business are attached to Schedule 4.11, it being acknowledged that the customers and suppliers of the Company and its Subsidiaries do, in the ordinary course of business, use purchase orders and order forms in form and substance that vary from customer to customer and supplier to supplier.

4.12        Legal Proceedings. As of the date of this Agreement, except as set forth on Schedule 4.12:

(a)          there are no Actions pending or, to the Sellers’ Knowledge, threatened against the Company or any of its Subsidiaries that, if adversely decided, would reasonably be expected, individually or in the aggregate, to be materially adverse to the Company and its Subsidiaries, taken as a whole; and

(b)          there are no, and since January 1, 2016 have been no (i) material Orders, unsatisfied judgments, penalties, awards or injunctions affecting the Company or any of its Subsidiaries or any of their respective properties or assets or (ii) settlement agreements against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets involving in each instance settlement costs to the Company in excess of $200,000.

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4.13        Intellectual Property.

(a)          Schedule 4.13(a) sets forth all of the following Company Intellectual Property as of the date of this Agreement: (i) Patents; (ii) registered Trademarks and applications therefor; (iii) registered Copyrights and applications therefor, and (iv) Domain Names. The Company Intellectual Property set forth on Schedule 4.13(a) is subsisting, valid and enforceable. The Company and each of its Subsidiaries have taken all actions reasonably necessary to maintain (x) the validity and enforceability of the Company Intellectual Property under all applicable Law by making and maintaining in full force and effect all necessary filings, registrations and issuances and (y) the secrecy of all material Trade Secrets used in the business of the Company.

(b)          The Company or a Subsidiary of the Company has good and valid title to the Company Intellectual Property, free and clear of all Liens, other than Permitted Liens. Except as set forth on Schedule 4.13(b), no Person is licensed under any of the Company Intellectual Property other than (i) nonexclusive licenses granted to customers and distributors of the Company or a Subsidiary of the Company in the ordinary course of business and (ii) licenses that arise as a matter of law by implication as a result of sales of products and services by the Company or a Subsidiary of the Company.

(c)          The Company Intellectual Property is not the subject of any Action, and to the Sellers’ Knowledge, no Action is threatened against the Company or any of its Subsidiaries involving the Company Intellectual Property, except for office actions by the applicable Governmental Authorities in the normal course of prosecution efforts to register the Company Intellectual Property listed on Schedule 4.13(a).

(d)          The conduct of the business of the Company and its Subsidiaries has not infringed, misappropriated, violated or otherwise conflicted with the Intellectual Property rights of any other Person. All use of material third-party Intellectual Property by the Company and its Subsidiaries is pursuant to a legal, valid, binding and enforceable license and there is no material unlicensed use of material third-party Intellectual Property in the conduct of the business of the Company and its Subsidiaries that could result in “true-up” or other additional licensing fees. To the Sellers’ Knowledge, (i) the Company and its Subsidiaries have not received any written notice of any claim since January 1, 2016 alleging that the Company Intellectual Property infringes, misappropriates, violates or otherwise conflicts with any Intellectual Property right of any other Person and (ii) no Person is infringing, misappropriating, violating or otherwise conflicting with any Company Intellectual Property.

(e)          The IT Systems (i) are in good repair and operating condition and are adequate and suitable (including with respect to working condition, performance and capacity) for the purposes for which they are being used or held for use, and (ii) the IT Systems controlled by the Company or any of its Subsidiaries and, to the Sellers’ Knowledge, the IT System controlled by third parties, do not contain any Malware that would reasonably be expected to interfere with the ability of the Company and its Subsidiaries to conduct the business or present a material risk of unauthorized access, disclosure, use, corruption, destruction or loss of any proprietary, personally-identifiable or other non-public information.

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(f)          Since January 1, 2016, (x) there has been no material failure, breakdown, persistent substandard performance, unauthorized access or use, or other material adverse event affecting any of the IT Systems, and (y) the Company and its Subsidiaries have not been notified by any third Person (including pursuant to an audit of the Business by such third Person) of, nor does the Seller have any Knowledge of, any data security, information security or other technological deficiency with respect to the IT Systems, in each case of (x) and (y), that has caused or could reasonably be expected to cause any material disruption to the conduct of the business or a material risk of unauthorized access, disclosure, use, corruption, destruction or loss of any proprietary, personally-identifiable or other non-public information. The Company’s and its Subsidiaries’ collection, processing, use, and distribution of personally-identifiable information is in compliance with all applicable data privacy and security Laws and privacy policies of the Company and its Subsidiaries, and the Company and its Subsidiaries have not received any written complaints or notices, or been the subject of any audits, investigations or other proceedings, relating to the foregoing.

4.14        Insurance. Schedule 4.14 sets forth, as of the date of this Agreement, all policies of insurance maintained by the Company and its Subsidiaries and covering the Company, its Subsidiaries and their business, properties and assets (collectively, the “Insurance Policies”), insuring against such losses and risks, and in such coverage amounts, as, in the Company’s and its Subsidiaries’ reasonable judgment, after advice from their insurance broker, are customary for Persons engaged in a similar business with similar resources. The Insurance Policies are in full force and effect as of the date of this Agreement. All premiums due on the Insurance Policies have been paid when due, and the Company and its Subsidiaries have otherwise complied fully with the terms and conditions of the Insurance Policies. Except as set forth on Schedule 4.14, there is no claim pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriter of such Insurance Policy. Except as set forth on Schedule 4.14, neither the Company nor any of its Subsidiaries has received written notice of cancellation, termination or material reduction or denial of coverage with respect to any Insurance Policy. True and complete copies of the Insurance Policies have been delivered to Buyer or have been made available to Buyer for its review.

4.15        Labor Matters.

(a)          Neither the Company nor any of its Subsidiaries is a party to or subject to any collective bargaining agreements. To the Sellers’ Knowledge, (a) no labor union or other collective bargaining representative represents or claims to represent any of the Company’s or its Subsidiaries’ employees and (b) there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certifications election with respect to the Company’s or its Subsidiaries’ employees.

(b)          Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws pertaining to labor, employment and employment practices to the extent they relate to employees of the Company and its Subsidiaries, including with respect to terms and conditions of employment, immigration, discrimination, harassment, wrongful or tortious conduct on the part of the Company and its Subsidiaries, fair employment, equal opportunity, employee meal, rest break and leave issues, occupational safety and health, workers’ compensation, wages and hours, and payroll tax withholding. Each of the Company’s and its Subsidiaries’ individual service providers has been properly classified as an employee or independent contractor and treated accordingly, and the Company and its Subsidiaries do not have any liability in respect of any misclassification thereof.

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(c)          There are no Actions against any of the Company or its Subsidiaries pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any current or former employees or independent contractors (who are natural persons) or any Governmental Authority or arbitrator, in connection with the employment of any current or former employee or independent contractor (who is a natural person) of the Company or its Subsidiaries, including any claim relating to unfair labor practices, employee classification, employment discrimination, harassment, retaliation, equal pay or any other employment-related matter arising under applicable Laws. The Company and its Subsidiaries do not have any unsatisfied liability under the WARN Act.

(d)          There is no pending or, to the Sellers’ Knowledge, threatened claim or litigation against the Company or any of its Subsidiaries with respect to allegations of sexual harassment or sexual misconduct, and in the last three (3) years (i) there have been no reported internal or external complaints accusing any supervisory or managerial employee of the Company or any of its Subsidiaries of sexual harassment or sexual misconduct and (ii) there has been no settlement of, or payment arising out of or related to, any litigation or complaint with respect to sexual harassment or sexual misconduct.

4.16        Environmental Matters. Except as set forth on Schedule 4.16:

(a)          the Company and its Subsidiaries are, and since January 1, 2016 have been, in material compliance with all applicable Environmental Laws;

(b)          there are no Actions or Orders pending or, to the Sellers’ Knowledge, threatened against the Company or any of its Subsidiaries under any applicable Environmental Law that would reasonably be expected to result in a material liability of the Company or its Subsidiaries;

(c)          there has been no Release by the Company or any of its Subsidiaries at, on, under or from the Real Property that is required by Environmental Laws to be investigated or remediated by the Company or any of its Subsidiaries or would reasonably be expected to give rise to a material liability of the Company and/or its Subsidiaries pursuant to any Environmental Law;

(d)          except as has been resolved or as would not reasonably be expected to have a Material Adverse Effect, since January 1, 2016, neither the Company nor any of its Subsidiaries has (i) received written notice under the citizen suit provisions of any Environmental Law or (ii) received any written notice of violation, liability, demand, complaint or claim under any Environmental Law; and

(e)          there currently are effective all material Permits required under any applicable Environmental Law that are necessary for the Company’s and its Subsidiaries’ activities and operations at the Real Property.

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4.17        Conduct of Business. Except for actions taken in connection with the process of selling the Company (including preparing for and implementing the transactions contemplated by this Agreement) and except as set forth on Schedule 4.17, from December 31, 2017 until the date of this Agreement: (a) the Company has conducted its business and operations in the ordinary course of business consistent with past practice; (b) there has not been any Material Adverse Effect; and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would require the consent of Buyer under Section 7.1.

4.18        Customers and Suppliers. Schedule 4.18 sets forth a true and complete list of the top ten (10) customers by revenue (each, a “Key Customer”) and top ten (10) raw material suppliers by amount spent (each, a “Key Supplier”) of the Company and its Subsidiaries, taken as a whole, for calendar year 2017 and for the period from January 1, 2018 to October 31, 2018. Since January 1, 2018, no such Key Customer or Key Supplier has (i) canceled, otherwise terminated or materially adversely reduced or renegotiated the terms of its relationship with the Company or its Subsidiaries, or (ii) to the Sellers’ Knowledge, threatened to cancel, otherwise terminate or materially reduce or renegotiate the terms of its relationship with the Company or its Subsidiaries.

4.19        Product Liability. Since January 1, 2016, (i) there have been no products licensed, leased, developed, manufactured, installed, marketed, sold or distributed by the Company or any of its Subsidiaries (the “Products”) that have been recalled (whether voluntarily or otherwise) by the Company or any of its Subsidiaries nor has there been, nor is there under consideration by the Company or any of its Subsidiaries, any market withdrawal or replacement, safety alert, notification to any Governmental Authority or post-sale warning of a material nature concerning any Product, and (ii) there have been no Actions (whether completed or pending) seeking the recall, suspension or seizure of, or notification in respect of, any Products. All Products conform with (x) all applicable contractual commitments and all applicable warranties, other than warranty claims in the ordinary course of business consistent with past practice, (y) the product specifications published by the Company and its Subsidiaries, and (z) regulations, certification standards and other requirements of any applicable Governmental Authority or third party.

4.20        Inventory. All inventory of the Company and its Subsidiaries is of a quality and quantity usable and, with respect to finished goods, saleable in the ordinary course of business consistent with past practice, except as reserved for and specifically and adequately reflected on the Balance Sheet. Except as specifically and adequately reflected in such reserves, none of such inventory is obsolete, damaged, defective or of below standard quality.

4.21        Accounts Receivable. All of the accounts receivable of the Company and its Subsidiaries (i) are reflected properly on the books and records of the Company and its Subsidiaries in all material respects and (ii) to the extent still outstanding, are valid and existing receivables in all material respects arising from bona fide arm’s-length transactions in the ordinary course of business. Such accounts receivable have been recorded in accordance with GAAP and are not subject to any setoffs or counterclaims.

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4.22        Related Party Transactions. Except as set forth in Schedule 4.22, no employee, officer, director, holder of securities or Affiliate of the Company or any of its Subsidiaries, and none of their respective Affiliates, and no entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment, transaction, arrangement or understanding with any of the Company or any of its Subsidiaries or has any interest in any property, tangible or intangible, used by the Company or any of its Subsidiaries (except that nothing contained in this Section 4.22 will be breached by, or require disclosure in the Schedules related to, any Person’s ownership of any passive investment of one percent (1%) or less of the outstanding shares of capital stock of any publicly traded corporation).

4.23        No Brokers. Except for BB&T Capital Markets, LLC, no broker, finder or similar agent has been employed by or on behalf of the Sellers, the Company or any of its Subsidiaries, and no Person with which the Sellers, the Company or any of its Subsidiaries has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or similar compensation, in each case in connection with this Agreement or the transactions contemplated hereby.

4.24        No Operations of EMI. EMI does not hold, and since its formation has not held, any assets, interests or investments, except for cash and limited partnership interests in Environmental Materials, LP. EMI does not conduct, and since its formation has not conducted, any business or operations and does not have, and since its formation has not had, any Liabilities, other than Liabilities directly arising from its ownership of partnership interests in Environmental Materials, LP.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING SELLERS

Except as set forth on the applicable Schedules (it being understood that any matter, information or item disclosed in any Schedule pertaining to representations and warranties shall constitute disclosure for purposes of any other Schedule pertaining to other representations and warranties to the extent that it is reasonably apparent from the face of such disclosure that such matter, information, item or other disclosure is relevant to such other representations and warranties), each Seller represents and warrants with respect to itself, severally and not jointly, to Buyer, as of the date hereof and as of the Closing Date (except to the extent that a representation or warranty expressly states that such representation or warranty is made only as of a specified date, in which case each Seller represents and warrants to Buyer as of such date), as follows:

5.1          Organization and Standing; Authority.

(a)          Such Seller is either an individual or a corporation, limited liability company or other entity, duly organized or formed, validly existing and in good standing under the Laws of its jurisdiction of organization or formation, which entity type and jurisdiction, if applicable, for such Seller are set forth on Schedule 5.1.

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(b)          Such Seller has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by it, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other Transaction Documents, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary other action on the part of such Seller. This Agreement has been duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by Buyer and each other Seller, represents the legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms, except as limited by the General Enforceability Exceptions.

5.2          Title to Units. Such Seller owns of record and beneficially all of the Company Units opposite such Seller’s name on Schedule 4.2, free and clear of any Liens other than any restrictions on transfer arising under state or federal securities laws or any Liens pursuant to the LLC Agreement. Upon delivery of and payment for such Company Units, Buyer will acquire good and valid title to all of such Company Units, free and clear of any Liens other than any restrictions on transfer arising under state or federal securities laws. Such Seller has paid all capital contributions which it is required to pay to the Company.

5.3          No Conflict; Required Filings and Consents.

(a)          Neither the execution and delivery of this Agreement or the other agreements and documents contemplated hereby to be executed and delivered by such Seller, nor the performance by such Seller of its obligations hereunder or thereunder, nor the consummation by such Seller of the transactions contemplated herein or therein, nor compliance by such Seller with any of the provisions hereof, do or will (with or without lapse of time or notice, or both), (i) if such Seller is other than an individual, conflict with or result in a breach of any provisions of the Organizational Documents of such Seller, (ii) except as set forth on Schedule 5.3, require the consent, notice or other action by or of any Person under, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any termination, cancellation or acceleration, or right of termination, cancellation or acceleration, with respect to, or result in the creation or imposition of any Lien upon any property or assets of the Company or any of its Subsidiaries pursuant to, any material Contract to which such Seller is a party or by which such Seller or any of its properties or assets may be subject, and that would in any such event, be reasonably expected to prevent, materially delay or materially impair the ability of such Seller or the Company and its Subsidiaries to consummate the transactions contemplated by this Agreement or the other Transaction Documents or (iii) except for any notices or filings under the HSR Act and any Other Antitrust Laws applicable to such Seller and the termination or expiration of any applicable waiting period thereunder, violate any Order or Law applicable to such Seller or its properties or assets.

(b)          Other than (i) any notices or filings under the HSR Act and any Other Antitrust Laws applicable to such Seller and the termination or expiration of any applicable waiting period thereunder and (ii) as set forth on Schedule 5.3, such Seller is not required to obtain any Consent, give any notice to any Governmental Authority or make any filing with any Governmental Authority in connection with the execution and delivery of this Agreement or the consummation by such Seller of the transactions contemplated by this Agreement that if not obtained, given or made would reasonably be expected to prevent, materially delay or materially impair the ability of such Seller or the Company and its Subsidiaries to consummate the transactions contemplated by this Agreement or the other Transaction Documents.

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5.4          Legal Proceedings. There is no Action pending or, to the knowledge of such Seller, threatened against or affecting such Seller or any of its Affiliates that relates to this Agreement or the transactions contemplated hereby or that challenges the validity or enforceability of this Agreement or that, if determined adversely to such Seller or such Affiliate, would reasonably be expected to prevent, materially impair or materially delay such Seller’s ability to consummate the transactions contemplated by this Agreement. There is no material Order, unsatisfied judgment, penalty, award or injunction, settlement agreement against or affecting such Seller or any of its Affiliates or any of their respective properties or assets that would reasonably be expected to prevent, materially impair or materially delay such Seller’s ability to consummate the transactions contemplated by this Agreement.

5.5          No Brokers. Except for BB&T Capital Markets, LLC, no broker, finder or similar agent has been employed by or on behalf of such Seller or any of its Affiliates, and no Person with which such Seller or any of its Affiliates has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in each case in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers, as of the date hereof and as of the Closing Date (except to the extent that a representation or warranty expressly states that such representation or warranty is made only as of a specified date, in which case each Seller represents and warrants to Buyer as of such date), as follows:

6.1          Organization and Standing. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

6.2          Authority, Validity and Effect. Buyer has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by it, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other Transaction Documents, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary other action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the Company and each Seller, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as limited by the General Enforceability Exceptions.

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6.3          No Conflict; Required Consents.

(a)          Neither the execution and delivery of this Agreement or the other Transaction Documents to be executed and delivered by Buyer, nor the performance by Buyer of its obligations hereunder or thereunder, nor the consummation by Buyer of the transactions contemplated herein or therein, nor compliance by Buyer with any of the provisions hereof, do or will (with or without lapse of time or notice, or both) (i) conflict with or result in a breach of any provisions of the Organizational Documents of Buyer, (ii) require the consent, notice or other action by or of any Person under, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any termination, cancellation or acceleration, or right of termination, cancellation or acceleration, with respect to, or result in the creation or imposition of any Lien upon any property or assets of Buyer pursuant to, any material Contract to which Buyer is a party or by which Buyer or any of its properties or assets may be subject, and that would in any such event, be reasonably expected to prevent, materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement or the other Transaction Documents or, or (iii) violate any Order or Law applicable to Buyer or any of its properties or assets.

(b)          Other than any notices or filings under the HSR Act and any Other Antitrust Laws applicable to such Seller and the termination or expiration of any applicable waiting period thereunder, Buyer is not required to obtain any Consent, give any notice to any Governmental Authority or make any filing with any Governmental Authority in connection with the execution and delivery of this Agreement or the consummation by Buyer of the transactions contemplated by this Agreement that if not obtained, given or made would reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement or the other Transaction Documents.

6.4          Investment Purpose. Buyer is acquiring the Company Units solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. Buyer acknowledges that the Company Units are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Company Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Company Units for an indefinite period (including total loss of its investment) and has (either alone or together with its advisors) sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

6.5          No Financing. Buyer has access to available lines of credit and other sources of immediately available funds in a quantity sufficient to pay the cash portion of the Closing Consideration, any payments to be made by Buyer pursuant to Section 2.5, any adjustments to the Estimated Purchase Price hereunder and all of the other fees, costs and expenses to be paid by Buyer under this Agreement and the other Transaction Documents.

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6.6          Solvency. Assuming (a) the accuracy of the representations and warranties set forth in ARTICLE III and ARTICLE IV, (b) the performance by the Sellers and the Company of their respective obligations hereunder, (c) the satisfaction of the closing conditions set forth in Section 8.2, (d) the most recent financial forecasts related to the Company and its Subsidiaries made available to Buyer prior to the date hereof have been prepared in good faith upon assumptions that were and continue to be reasonable and (e) that immediately prior to the Closing, the Company and its Subsidiaries on a consolidated basis are solvent (in that both the fair value of its assets will not be less than the sum of its liabilities and that the present saleable value of its assets will not be less than the amount required to pay its probable liabilities as they become absolute and matured), immediately after giving effect to the transactions contemplated by this Agreement, Buyer (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its liabilities and that the present saleable value of its assets will not be less than the amount required to pay its probable liabilities as they become absolute and matured) and (ii) will have adequate capital with which to engage in its business. In connection with the transactions contemplated by this Agreement, Buyer has not incurred and does not plan to incur liabilities beyond its ability to pay as they become absolute and matured.

6.7          Legal Proceedings. There is no Action pending or, to the knowledge of such Seller, threatened against or affecting Buyer or any of its Affiliates that relates to this Agreement or the transactions contemplated hereby or that challenges the validity or enforceability of this Agreement or that, if determined adversely to Buyer or such Affiliate, would reasonably be expected to prevent, materially impair or materially delay Buyer’s ability to consummate the transactions contemplated by this Agreement. There is no material Order, unsatisfied judgment, penalty, award or injunction, settlement agreement against or affecting Buyer or any of its Affiliates or any of their respective properties or assets that would reasonably be expected to prevent, materially impair or materially delay Buyer’s ability to consummate the transactions contemplated by this Agreement.

6.8          No Brokers. No broker, finder or similar agent has been employed by or on behalf of Buyer or any of its Affiliates, and no Person with which Buyer or such Affiliate has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in each case in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VII
COVENANTS AND AGREEMENTS

7.1          Interim Operations of the Company. From the date of this Agreement until the Closing or the earlier termination of this Agreement, except (i) as set forth on Schedule 7.1, (ii) as expressly required or permitted by this Agreement or (iii) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed, or conditioned), the Sellers shall cause the Company and its Subsidiaries to, (x) conduct the business of the Company and its Subsidiaries in all material respects in the ordinary course of business consistent with past practice and (y) use commercially reasonable efforts to (A) maintain and preserve intact the current organization and business of the Company and its Subsidiaries, the Company’s and its Subsidiaries’ goodwill and current business relationships with the Company’s and its Subsidiaries’ suppliers, customers, contractors, licensors, distributors and others having relationships with the Company and its Subsidiaries and (B) keep available the services of the officers and employees of the Company and its Subsidiaries. Without limiting the generality of the foregoing, from the date of this Agreement until the Closing or the earlier termination of this Agreement, except (i) as set forth on Schedule 7.1, (ii) as expressly required or permitted by this Agreement or (iii) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed, or conditioned), the Sellers shall not cause or permit the Company to, and shall not cause or permit any Subsidiary of the Company to:

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(a)          create, incur, assume or guarantee any Company Debt, except for indebtedness incurred in the ordinary course of business consistent with past practice under either lines of credit existing on the Balance Sheet Date or capitalized lease obligations;

(b)          modify the terms of any Company Debt;

(c)          except for sales and installation of Products and purchase and usage of supplies and inventory in the ordinary course of business consistent with past practice, (i) sell, lease, assign, exclusively license, transfer or otherwise dispose of any material rights, property or assets, tangible or intangible, or (ii) mortgage, pledge or otherwise encumber any rights, property or assets other than Permitted Liens;

(d)          settle, forgive, compromise or cancel any debts owed to or claims held by, or intentionally waive or release any material rights of, the Company or any of its Subsidiaries, other than, subject to the terms of Section 7.18, the Insurance Dispute;

(e)          terminate or fail to renew any Insurance Policy without obtaining comparable replacement coverage;

(f)           acquire or dispose of any real property or any direct or indirect interest in any real property;

(g)          acquire or dispose of (by merger, consolidation, acquisition of stock or assets or otherwise) all or any material portion of any business enterprise;

(h)          enter into any new line of business;

(i)           enter into any joint venture, strategic alliance or similar venture;

(j)           enter into any Contract with any Affiliate, equityholder, director or officer of the Company or its Subsidiaries, or amend or modify any existing Contract with any Affiliate, equityholder, director or officer of the Company or its Subsidiaries;

(k)          except with respect to customer Contracts entered into in the ordinary course of business, enter into, extend, materially amend or modify, waive any material right under, transfer or terminate any Material Contract or agreement that, if in effect on the date hereof, would have been a Material Contract;

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(l)           except to the extent required by Law or any existing Contracts or Employee Plans, (i) enter into, adopt, amend or terminate any Contract or Employee Plan or any agreement, plan, program, policy or other arrangement that would be an Employee Plan if in effect on the date hereof, other than modifications relating to routine adjustments in the ordinary course of business consistent with past practice that do not increase the costs of maintaining such plan by more than a de minimis amount; (ii) grant, increase or pay any severance or termination pay or benefits to (or amend any such existing arrangement with) any current or former director, officer or employee of the Company or any of its Subsidiaries, other than the payment of severance (conditioned on a release of claims against the Company and its Affiliates) in an amount not to exceed $10,000 with respect to any individual employee, and not to exceed $30,000 in the aggregate in respect to all employees, whose employment with the Company or any of its Subsidiaries is involuntarily terminated by the Company (other than for misconduct or other acts constituting good cause) after the date of this Agreement; (iii) increase the compensation of any employee, director or officer of the Company or any of its Subsidiaries, other than increases in base salary for non-officer employees, such increase not to exceed 3% of such employee’s current base salary, and target annual bonuses for non-officer employees, in each case in the ordinary course of business consistent with past practices; (iv) pay any bonus, grant or modify any award, or accelerate the vesting or payment of, or fund or in any other way secure the payment, compensation or benefits under, any Employee Plan, other than the determination and payment of annual bonuses prior to the Closing Date in the ordinary course of business and consistent with past practices, and subject to such limitations as are set forth on Schedule 7.1; (v) forgive any loans, or issue any loans (other than routine business expense advances in the ordinary course of business), to any current or former director, officer or employee of the Company or its Subsidiaries; (vi) hire (A) any officer or (B) any employee with an annual base compensation greater than $120,000, other than, in the case of (B) only, to fill a vacancy occurring after the date of this Agreement; (vii) terminate any employee with an annual base compensation greater than $120,000, other than for misconduct or other acts constituting good cause; or (viii) enter into any collective bargaining or similar agreement;

(m)         make any material change to its accounting methods, principles or practices, except as may be required by GAAP;

(n)          authorize or make any amendment or change to its Organizational Documents;

(o)          issue, sell or otherwise dispose of any equity or profits interests or options, warrants, calls, subscriptions or other rights to purchase any equity interests (or interests convertible or exchangeable into, or valued by reference to, any equity interests) of the Company or any of its Subsidiaries;

(p)          make or change any Tax election, change any annual Tax accounting period, amend any material Tax Returns or file any claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment or surrender any right to claim a material Tax refund, offset or other reduction in Tax Liability or adopt or change any Tax accounting method;

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(q)          reclassify, split, combine or subdivide the equity interests of the Company or any of its Subsidiaries or otherwise effect any recapitalization or like change in the capitalization of the Company or any of its Subsidiaries;

(r)          adopt a plan of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization;

(s)          agree or commit to take any of the actions described in clauses (a) through (r) above.

7.2          Access.

(a)          From the date hereof until the Closing or the earlier termination of this Agreement, except to the extent necessary (as reasonably determined by the Seller Representative in good faith) to (i) prevent violation or breach of any applicable Laws or fiduciary duty or (ii) protect attorney-client privilege or other legal privilege, the Sellers shall cause the Company, its Subsidiaries and their respective Representatives to, (x) give Buyer, its Affiliates and their respective Representatives reasonable access, during normal business hours, to the officers, directors, agents, assets, properties, books, records and agreements (subject to compliance with any applicable legally binding confidentiality requirements) of the Company and its Subsidiaries, upon reasonable advance written notice to the Seller Representative, (y) permit Buyer, its Affiliates and their respective Representatives to make such inspections (but excluding sampling or testing of the Environment without the Seller Representative’s prior written consent) as Buyer may reasonably request and (z) furnish Buyer, its Affiliates and their respective Representatives during such period with all other data and information relating to the Company as Buyer may from time to time reasonably request; provided that if the Parties are in an adversarial relationship in litigation or arbitration, the access provided by this Section 7.2(a) shall be subject to applicable rules relating to discovery to the extent such access is relevant to such litigation or arbitration. If the Seller Representative determines to delay, limit, deny or otherwise impair Buyer’s rights granted in this Section 7.2(a) in accordance with clauses (a)(i) and (a)(ii) above, then the Seller Representative shall, and shall cause the Company to, use reasonable best efforts to provide Buyer the access requested in a way that would not waive any applicable attorney-client or other legal privilege or violate or breach any applicable Laws, fiduciary duty or confidentiality requirement, as applicable, including by obtaining any necessary consents or waivers from third parties.

(b)          Any information provided to or obtained by Buyer or its Representatives pursuant to clause (a) above will be subject to the Confidentiality Agreement, dated August 24, 2018, by and between Ply Gem Parent, LLC and the Company (the “Confidentiality Agreement”), and must be held by Buyer in accordance with and be subject to the terms of the Confidentiality Agreement.

(c)          Buyer agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference.

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7.3          Publicity. Promptly following the effectiveness of this Agreement, but in any event within four (4) Business Days of the date hereof, Buyer and the Company shall issue a joint press release, in form and substance mutually agreed to by Buyer and the Seller Representative, announcing the execution of this Agreement and the transactions contemplated hereby. Except as provided in the previous sentence or as may be required to comply with the requirements of any applicable Law, no Party will issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior written approval (which approval will not be unreasonably withheld, conditioned or delayed) of: (a) in the case of a press release or other public announcement by Buyer, the Seller Representative; and (b) in the case of a press release or other public announcement by the Company, the Seller Representative or any Seller, Buyer; provided that the foregoing shall not restrict customary disclosure regarding the transaction contemplated hereby, on a confidential basis, by or on behalf of Clayton, Dubilier & Rice, LLC to the limited partners of funds managed by Clayton, Dubilier & Rice, LLC.

7.4          Records. With respect to the financial and other material books and records and minute books of the Company relating to matters on or prior to the Closing Date: (a) for a period of seven (7) years after the Closing Date, neither Buyer nor the Sellers shall cause or permit their destruction or disposal without first offering to surrender them to (i) the Seller Representative, in the case of financial and other material books and records of the Company in the possession or control of Buyer or its Affiliates (including, after the Closing, the Company and its Subsidiaries), or (ii) Buyer, in the case of financial and other material books and records of the Company in the possession or control of the Sellers or their respective Affiliates; and (b) except as reasonably determined by Buyer in good faith to be necessary to (i) prevent violation or breach of any applicable Laws, fiduciary duty or binding confidentiality obligations or (ii) protect attorney-client privilege or other legal privilege, where there is legitimate purpose, each Party shall allow the other Party, as applicable (at the sole cost and expense of such Party being allowed such access) reasonable access to such books and records during regular business hours; provided, however, in each case, if the Parties are in an adversarial relationship in litigation or arbitration, the access provided by this Section 7.4 shall be subject to applicable rules relating to discovery to the extent such access is relevant to such litigation or arbitration.

7.5          Indemnification of Directors and Officers.

(a)          For six (6) years after the Closing Date, Buyer shall cause the Company to indemnify and hold harmless, and provide advancement of expenses to, all Persons who are now, or have been at any time prior to the date hereof, or who become prior to the Closing, managers, directors, officers and employees of the Company and its Subsidiaries to the same extent such Persons have the right to indemnification and advancement of expenses as of immediately prior to the Closing by the Company and its Subsidiaries pursuant to the Company’s and its Subsidiaries’ Organizational Documents, in existence on the date of this Agreement, for acts or omissions on or prior to the Closing Date.

(b)          Buyer shall cause the Company to purchase a six-year extended reporting period endorsement with respect to the directors’ and officers’ insurance policies in effect as of the Closing Date and maintain such endorsement in full force and effect for its full term. The premium for such extended reporting period endorsement shall not exceed 300% of the annual premium under the Company’s current directors’ and officers’ insurance policies.

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(c)          In the event that the Company or any of its Subsidiaries, or any of their successors or assigns, (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, Buyer shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 7.5.

(d)          The provisions of this Section 7.5 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise.

7.6          Reasonable Efforts; Cooperation; Antitrust Filings.

(a)          Subject to the provisions of this Section 7.6, each of the Parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by this Agreement and to obtain satisfaction or waiver of the conditions precedent to the consummation of the transactions contemplated hereby, including (a) obtaining all of the necessary Consents from Governmental Authorities and other third parties and the making of all filings and the taking of all steps as may be necessary to obtain Consent from, or to avoid an Action by, any Governmental Authority, (b) the defending of any Actions, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)          The Sellers shall cause the Company to, and Buyer shall, (i) as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than five (5) Business Days following the execution and delivery of this Agreement, file, or cause to be filed, with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated by this Agreement and the other Transaction Documents, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act and (ii) as promptly as practicable and before the expiration of any relevant legal deadline, file, or cause to be filed, with any other Governmental Authority, any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any Laws relating to antitrust and competition applicable to Buyer or the Company and its Subsidiaries, if any (“Other Antitrust Laws”). Furthermore, the Sellers shall cause the Company to, and Buyer shall, as promptly as practicable and before the expiration of any relevant legal deadline, submit any supplemental information requested by any Governmental Authority in connection with the foregoing filings. Each of the Parties shall furnish, or cause to be furnished, to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any Other Antitrust Laws. Buyer and the Company shall each bear 50% of all filing fees and any local counsel fees payable in connection with such filings.

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(c)          The Sellers shall cause the Company to, and Buyer shall, use their respective reasonable best efforts to promptly obtain any clearance required under the HSR Act and any Other Antitrust Laws for the consummation of the transactions contemplated by this Agreement and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority and shall comply promptly with any such inquiry or request. Buyer agrees to take any and all steps necessary to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority or any other Party so as to enable the Parties to expeditiously close the transactions contemplated by this Agreement, including consenting to any divestiture or other structural or conduct relief in order to obtain clearance from any Governmental Authority (any such step, a “Remedial Action”); provided that, (i) notwithstanding the foregoing or anything in this Agreement to the contrary, in no event shall Buyer or its Affiliates be obligated to take or agree to take any such action that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (x) Buyer or any of its Affiliates (including the Company and its Subsidiaries after the Closing) or (y) the aggregate economic benefits that Buyer expects to derive as a result of the consummation of the transactions contemplated hereby and (ii) any Remedial Action shall be conditioned upon consummation of the transactions contemplated hereby. Buyer shall use its reasonable best efforts to contest, administratively or in court, any ruling, order or other action of any Governmental Authority or any other Person respecting the transactions contemplated by this Agreement.

(d)          Each of the Parties agrees to instruct its respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and any Other Antitrust Laws as promptly as reasonably practicable. Such commercially reasonable efforts and cooperation include counsel’s undertaking (i) to promptly inform the other Party’s counsel of any material oral communication with, and provide copies of material written communications with, any Governmental Authority regarding any such filings or applications or any such transaction, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Authority. No Party shall independently participate in any meeting or discussion with any Governmental Authority in respect of any such filings, applications, investigation or other inquiry without giving the Company, the Seller Representative and Buyer prior notice of the meeting and, to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate (which, at the request of any of the Parties, shall be limited to outside antitrust counsel only).

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(e)          Except as specifically required by this Agreement, no Party will take any action, or refrain from taking any action, the effect of which would be to delay or impede the ability of the Parties hereto to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, Buyer will not, and will not permit any of its Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any orders or other approvals of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated hereby, (iii) increase the risk of not being able to remove any such order on appeal or otherwise, or (iv) materially delay or prevent the consummation of the transactions contemplated hereby.

7.7          Contact with Customers, Origination and Referral Sources and Other Business Relations. Prior to the Closing, Buyer and Company will mutually agree upon a communication plan pursuant to which Buyer and its Affiliates and Representatives will, upon or after the Closing, contact and communicate with the employees, customers, suppliers, vendors, origination and referral sources and other business relations of the Company and its Subsidiaries regarding the transactions contemplated hereby only after prior consultation with and written approval of the Seller Representative, which approval shall not be unreasonably withheld, conditioned or delayed.

7.8          Plant Closings and Mass Layoffs. If Buyer shall, or shall cause the Company to, take any action following the Closing that results in WARN Act liability relating to pre-Closing periods, the Buyer shall (or shall cause the Company to) bear and be responsible for such pre-Closing WARN Act liability, and Buyer shall (or shall cause the Company to) promptly satisfy any such liability. The Company and its Subsidiaries shall be responsible for providing any notices required to be given and otherwise complying with the WARN Act relating to any employment losses caused by the Company and its Subsidiaries prior to the Closing. Buyer shall be responsible for providing any notices required to be given and otherwise complying with the WARN Act relating to any employment losses caused by Buyer or its Affiliates on or after the Closing.

7.9          Employees; Benefit Plans

(a)          During the period commencing at the Closing and ending on the Relevant Date (or if earlier, the date of the employee’s termination of employment with the Company), Buyer shall and shall cause the Company and each Subsidiary of the Company to provide each employee of the Company and each Subsidiary of the Company who remains employed immediately after the Closing (“Company Continuing Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company or applicable Subsidiary of the Company immediately prior to the Closing; (ii) target annual cash bonus opportunities (excluding equity-based, retention, transaction-related or other non-recurring compensation), if any, which are no less than the target annual cash bonus opportunities (excluding equity-based, retention, transaction-related or other non-recurring compensation) provided by Buyer to its similarly-situated employees; (iii) retirement and welfare benefits (other than benefits under any defined benefit pension or retiree health or welfare plan) that are no less favorable in the aggregate than those provided by Buyer to its similarly-situated employees (other than benefits under any defined benefit pension or retiree health or welfare plan); and (iv) severance benefits that are no less favorable than the practice, plan or policy of Buyer in effect for its similarly-situated employees (with service to be credited as provided in Section 7.9(b)); provided that, as to the Employee Plans covered by clauses (ii) and (iii) of this Section 7.9(a), Buyer may, in its discretion, cause the Company Continuing Employees to continue to participate in such Employee Plans as in effect as of immediately prior to the Closing from the Closing Date through the Relevant Date. The “Relevant Date” shall be: (x) with respect to clauses (i) and (iv) of this Section 7.9(a), the date which is twelve (12) months from the Closing; and (y) with respect to clauses (ii) and (iii) of this Section 7.9(a), December 31, 2019.

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(b)          With respect to any employee benefit plan maintained by Buyer or its Subsidiaries (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employees participate after the Closing Date, Buyer shall, or shall cause the Company to, recognize all service of the Company Continuing Employees with the Company as if such service were with Buyer, for vesting, eligibility and benefit accrual (provided, however, that such service will not be recognized for any retiree health or welfare plan or for benefit accrual under any defined benefit plan) purposes under any Buyer Benefit Plan in which such Company Continuing Employees participate after the Closing Date, including for purposes of determining entitlement to severance pay and termination benefits, and paid time off; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits, (ii) such service was not recognized under the corresponding Employee Plan, or (iii) such service is with respect to a Buyer Benefit Plan that has, prior to the date hereof, been frozen or terminated.

(c)          If requested in writing by Buyer or its Representatives no fewer than five (5) Business Days prior to the Closing Date, the sponsor of the Company’s 401(k) plan (the “Company 401(k) Plan”) shall adopt resolutions of its board of directors or equivalent body and take other actions necessary or advisable to terminate the Company 401(k) Plan, with such termination effective as of the Business Day preceding the Closing Date (contingent upon the occurrence of the Closing). If Buyer so requests the Company 401(k) Plan to be terminated, then Buyer shall permit all Company Continuing Employees who are eligible to participate in the Company 401(k) Plan, to participate, as soon as practicable following the Closing Date and in accordance with the terms thereof, in a 401(k) plan maintained by Buyer or its Affiliates (the “Buyer 401(k) Plan”), and to the extent permitted by its terms, shall cause the Buyer 401(k) Plan to accept rollovers of distributions made to such Company Continuing Employees from the Company 401(k) Plan.

(d)          This Section 7.9 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 7.9, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.9. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement maintained or sponsored by any Person. The Parties acknowledge and agree that the terms set forth in this Section 7.9 are not intended to, and shall not, create any right in any employee or any other Person to any continued employment or continued service with the Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

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7.10       Taxes.

(a)          Tax Treatment of Transaction. For U.S. federal Income Tax purposes (and for the purposes of any applicable state or local Income Tax that follows the U.S. federal Income Tax treatment), the Parties agree to treat the transactions contemplated by this Agreement as a disposition of the Company Units by the Sellers and an acquisition of the Company’s assets by Buyer (as described in Situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 432). The Parties agree that they will treat the Company as having “terminated” as a partnership under Section 708 of the Code, and its taxable year as having ended, as of the end of the Closing Date for U.S. federal Income Tax purposes (and for purposes of any state or local Income Taxes that follow the U.S. federal Income Tax treatment). The Parties will prepare and file all U.S. federal Income Tax Returns (together with Income Tax returns with respect to any state or local Income Taxes that follow the U.S. federal Income tax treatments specified in this Section 7.10(a)) consistent with the foregoing and will not take any inconsistent position on any such Income Tax Return, or during the course of any audit, litigation or other proceeding with respect to such Income Taxes, except as otherwise required by applicable Law following a Final Determination.

(b)          Tax Returns.

(i)          Pre-Closing Information Returns. The Seller Representative will cause to be prepared the final U.S. federal Income Tax Return of the Company (and any Income Tax Return of the Company due in a state or local jurisdiction that follows the U.S. federal income tax treatments specified in Section 7.10(a) and in which the Company is treated as a pass-through entity) for the Tax period ending on the Closing Date (each, a “Pre-Closing Information Return”). The Seller Representative will cause each such Pre-Closing Information Return to be filed timely with the appropriate Governmental Authority, shall pay all Income Taxes owed with respect to such Pre-Closing Information Return, and will provide a copy to Buyer.

(ii)         Pre-Closing Tax Returns. The Seller Representative will cause to be prepared each Tax Return of the Company for a Pre-Closing Tax Period (other than a Pre-Closing Information Return) due on or before the Closing Date (each, a “Pre-Closing Tax Return”). Such Pre-Closing Tax Returns shall be prepared in accordance with past practice to the extent permitted by Law. Within thirty (30) days before the due date for filing such Pre-Closing Tax Return (including extensions), the Seller Representative will deliver a copy of such Pre-Closing Tax Return to Buyer for Buyer’s review and comment and Seller shall consider in good faith any comments reasonably made by Buyer.

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(iii)        Post-Closing Tax Returns. Buyer will prepare or cause to be prepared each Tax Return of the Company for (A) a Pre-Closing Tax Period (other than a Pre-Closing Information Return) due after the Closing Date or (B) a Straddle Period (each, a “Post-Closing Tax Return”). Not later than thirty (30) days prior to the due date (including extensions) for filing such Post-Closing Tax Return (other than monthly or quarterly Tax Returns for sales tax, use tax, payroll tax or social security, or any other standalone taxes imposed on the Company or any of its Subsidiaries and not on the Sellers), Buyer will deliver a copy of such Post-Closing Tax Return, together with all supporting documentation and workpapers, to the Seller Representative for the Seller Representative’s review and comment. Buyer will cause such Post-Closing Tax Return (as revised to incorporate the Seller Representative’s reasonable comments) to be filed timely with the appropriate Governmental Authority and will provide a copy to the Seller Representative.

(c)          Tax Contests. Buyer and the Company shall have the exclusive authority to control any examination, investigation, audit, or other proceeding in respect of any Tax Return or Taxes of the Company (a “Tax Contest”), provided that Buyer, the Seller Representative and the Company, in each case separately bearing the costs and expenses such entity has incurred, shall jointly control any such Tax Contest to the extent it relates to Income Taxes or Income Tax Returns (including Pre-Closing Information Returns) of the Company for a Pre-Closing Tax Period, and for which Sellers are liable by statute (a “Joint Control Tax Contest”), Buyer and the Company, on the one hand, and Seller Representative, on the other hand, shall not settle or otherwise resolve any Joint Control Tax Contest or issues raised in such Joint Control Tax Contest without the prior written consent of Buyer and the Company or Seller Representative, as the case may be (which consent shall not be unreasonably withheld, delayed, or conditioned). Seller Representative shall designate a Person as the “partnership representative” of the Company, in accordance with Section 6223 of the Code and any similar provision under any state or local tax Laws (the “Partnership Representative”) with respect to taxable periods beginning on or after January 1, 2018 and ending on or before the Closing Date. Seller Representative shall cause the Partnership Representative to make the election provided for in Section 6226 of the Code or any similar provision of any state or local tax Laws with respect to any imputed underpayment determined in connection with any Tax Contest in respect of the Company for taxable periods of the Company beginning after December 31, 2017 and ending on or before the Closing Date. No election shall be made to have the provisions of the Bipartisan Budget Act of 2015 apply to any taxable period of the Company beginning before January 1, 2018.

(d)          Cooperation. Buyer, the Company and the Seller Representative shall (and shall cause their respective Affiliates to) use reasonable efforts to (i) assist in the preparation and timely filing of any Income Tax Return of the Company for any Pre-Closing Tax Period or Straddle Period; (ii) assist in any audit or other proceedings with respect to Income Taxes or Income Tax Returns of the Company (whether or not a Tax Contest) for any Pre-Closing Tax Period or Straddle Period; (iii) make available any information, records, or other documents relating to any Income Taxes or Income Tax Returns of the Company for any Pre-Closing Tax Period or Straddle Period; (iv) provide any information required to allow Buyer, the Company or the Seller Representative to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws; and (v) provide certificates or forms, and timely execute any Tax Returns, that are necessary or appropriate to establish an exemption from (or reduction in) any Transfer Tax.

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(e)          Allocation of Purchase Price. The Purchase Price and any assumed liabilities and other consideration required to be taken into account under applicable Law will be allocated among the Company’s assets in accordance with Sections 751(a) of the Code and the Treasury Regulations thereunder with respect to the Sellers and Section 1060 of the Code and the Treasury Regulations thereunder with respect to Buyer. Buyer shall provide to the Seller Representative a draft allocation of the Purchase Price, assumed liabilities and any other consideration required to be taken into account under applicable Law among the Company’s assets (the “Draft Asset Allocation”) on or prior to the date that is 120 days after the Closing Date. If Seller Representative does not object to the Draft Asset Allocation within thirty (30) days after its receipt by Seller Representative, the Draft Asset Allocation shall be deemed to have been accepted and agreed upon, and final and conclusive, for all purposes of this Agreement (subject to subsequent adjustment in connection with a subsequent adjustment to the Purchase Price, as provided below). If Seller Representative objects to any portion of the Draft Asset Allocation in writing within thirty (30) days after receipt of the Draft Asset Allocation, Buyer and Seller Representative shall act in good faith to resolve any such dispute in the thirty (30) days following Buyer’s receipt of Seller Representative’s written objection. If Buyer and Seller Representative do not reach agreement within such 30-day period with respect to all items objected to by Seller Representative with respect to the Draft Asset Allocation, Buyer and Seller Representative will jointly select a nationally recognized accounting firm to determine any items upon which agreement has not been so reached (the “Referee”). The Referee shall determine all items upon which agreement has not been so reached with respect to the Draft Asset Allocation within thirty (30) days after the submission of such items to the Referee. The cost of the Referee shall be borne jointly by Buyer and Seller Representative. The Parties will file timely any forms and statements required under U.S. federal, state and local income Tax laws consistent with the Draft Asset Allocation as agreed to or as finally determined by the Referee, as the case may be (the “Asset Allocation”). The Asset Allocation will be revised to take into account any subsequent adjustments to the Purchase Price and any changes to the assumed liabilities or other consideration required to be taken into account under applicable Law, in the manner provided by Sections 751(a) and 1060 of the Code and the Treasury Regulations thereunder. The Parties will not file any Tax Return or otherwise take any position with respect to Taxes which is inconsistent with such Asset Allocation, except as required by applicable Law following a Final Determination.

7.11        Transfer Taxes. Buyer will pay, and will indemnify and hold each Seller harmless against, any transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement imposed on the Company or any Seller as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”). Any Tax Return or other document required to be filed with respect to Transfer Taxes shall be prepared and timely filed by the party required by applicable Law to do so at such party’s expense. The Parties shall cooperate in the filing of any such returns, including promptly supplying any information in their possession that is reasonably necessary to complete such returns.

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7.12        Independent Investigation; No Reliance. Buyer agrees and acknowledges that Buyer and/or its Representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the Company and its Subsidiaries as desired by Buyer. The acquisition of the Company Units and consummation of the other transactions contemplated hereby by Buyer are not done in reliance upon any representation or warranty or omission by, or information from, the Sellers, the Company or any of their respective Affiliates or Representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in ARTICLE IV and ARTICLE V (in each case, as modified by the Schedules) and in any certificate delivered by any Seller or the Company pursuant to this Agreement, and Buyer acknowledges that the Sellers expressly disclaim any other representations and warranties. Such acquisition and consummation are instead done entirely on the basis of Buyer’s own investigation, analysis, judgment and assessment of the present and potential value and earning power of the Company and its Subsidiaries, as well as those representations and warranties by the Sellers specifically and expressly set forth in ARTICLE IV and ARTICLE V (in each case, as modified by the Schedules) and in any certificate delivered by any Seller or the Company pursuant to this Agreement, and Buyer acknowledges and agrees that Buyer is sophisticated in both financial matters and with respect to the industry in which the Company and its Subsidiaries each operate. In connection with Buyer’s and its Affiliates’ investigation of the Company and its Subsidiaries, Buyer and its Affiliates have received from or on behalf of the Company and its Subsidiaries certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries and certain business plan information of the Company and its Subsidiaries. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer and its Affiliates are familiar with such uncertainties, that Buyer and its Affiliates are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Buyer and its Affiliates shall have no claim against the Sellers, the Company or its Subsidiaries, any of their Affiliates or any of their Representatives of any of the foregoing with respect thereto. Buyer further acknowledges that none of the Sellers, the Company, nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or its Subsidiaries, their business or the transactions contemplated by this Agreement not specifically and expressly set forth in the representations and warranties set forth in ARTICLE IV and ARTICLE V (in each case, as modified by the Schedules) or in any certificate delivered by any Seller or the Company pursuant to this Agreement, and none of the Sellers, the Company or any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its Representatives or Buyer’s use of any such information, including any management presentation distributed on behalf of the Company relating to its business and that of its Subsidiaries or other publications or data room (including any electronic or “virtual” data room) information provided or made available to Buyer or its Representatives, or any other document or information in any form provided or made available to Buyer or its Representatives, including management presentations, in connection with the transactions contemplated hereby. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in ARTICLE IV and ARTICLE V (in each case, as modified by the Schedules) or in any certificate delivered by any Seller or the Company pursuant to this Agreement, Buyer is acquiring the Company on an ‘as is, where is’ basis.

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7.13        Confidentiality.

(a)          The Company shall take such action as may be necessary to cause the Confidentiality Agreement to be terminated concurrently with the Closing.

(b)          From and after the Closing (and, with respect to the obligations of the Company and Sellers relating to the confidential information of Buyer under this Section 7.13, from and after the date of this Agreement), (i) no Party hereto or any of its Affiliates or Representatives shall disclose to any third party the existence of this Agreement or the other Transaction Documents, the subject matter or terms hereof or thereof or any information relating to the negotiation hereof or thereof and (ii) the Seller Representative and each Seller shall, and shall cause their respective Affiliates and Representatives to, maintain in confidence any information relating to the Company or any of its Subsidiaries obtained by virtue of a Seller’s ownership of the Company prior to the Closing, in each case, without the prior written consent of Buyer, in the case of disclosure by a Seller, or the Seller Representative, in the case of disclosure by Buyer; provided that the parties hereto shall be permitted to disclose such information (w) solely with respect to clause (i) above, to their Representatives or investors who reasonably require such information, (x) in connection with enforcing their rights under this Agreement or any other agreement entered into in connection with this Agreement, (y) as required by Law or this Agreement and (z) that becomes publicly available without breach of this Section 7.13 (e.g., by a mutually agreeable press release).

7.14        Limitation and Disclaimer of Implied Representations or Warranties.

(a)          EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV AND ANY CERTIFICATE DELIVERED BY THE COMPANY PURSUANT TO THIS AGREEMENT, BUYER ACKNOWLEDGES AND AGREES THAT NONE OF THE COMPANY NOR ANY OF ITS AFFILIATES (OTHER THAN THE SELLERS) OR REPRESENTATIVES MAKES, HAS MADE OR SHALL BE DEEMED TO MAKE OR HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY (INCLUDING, FOR THIS PURPOSE, ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO BUYER IN ANY DATA ROOM, MANAGEMENT PRESENTATION OR THE LIKE), AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. NO REPRESENTATIONS OR WARRANTIES ARE MADE WITH RESPECT TO ANY ESTIMATES, PROJECTIONS OR OTHER FORECASTS AND PLANS (INCLUDING, WITHOUT LIMITATION, THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS), AND, TO THE EXTENT ANY SUCH REPRESENTATION IS OR HAS BEEN MADE, SUCH REPRESENTATIONS ARE HEREBY DISCLAIMED.

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(b)          EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE VI, SELLERS ACKNOWLEDGE AND AGREE THAT NONE OF BUYER NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES MAKES, HAS MADE OR SHALL BE DEEMED TO MAKE OR HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

7.15        Affiliate Agreements. Except as set forth on Schedule 7.15, the Sellers shall, and shall cause the Company and its Subsidiaries to, effective upon the Closing, terminate all Affiliate Agreements without any further right, obligation or liability of any Person thereunder.

7.16        Non-Solicitation. From and after the date hereof for a period of two (2) years following the Closing, each Seller agrees that neither it nor its Affiliates will, without Buyer’s prior written consent, directly or indirectly (including through any Seller’s or its Affiliates’ Representatives), solicit for employment (whether as an employee, consultant or temporary employee, but excluding any solicitations made by job opportunity advertisements and headhunter searches, in each case, directed to the general public and not targeting any employees of the Company) or hire any member of management (including any national sales account manager, plant manager or regional manager) of the Company or any of its Subsidiaries, except that this paragraph shall not preclude any Seller or any other Person from entering into discussions with, soliciting or hiring any such Person whose employment with the Company and its Subsidiaries terminated (whether such termination was initiated by such Person or by the Company and its Subsidiaries) at least six (6) months prior to commencement of discussions with such Seller or other Person.

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7.17        Debt Financing.

(a)          Prior to the Closing, the Company shall, and shall cause its Affiliates (including, for the avoidance of doubt, its Subsidiaries) to, and shall use its reasonable best efforts to cause its and their respective Representatives (including legal and accounting representatives) to, cooperate in any manner that is reasonably requested by Buyer in connection with Buyer’s efforts to obtain debt financing (the “Debt Financing”), the proceeds of which may be applied in whole or in part to finance the transactions contemplated by this Agreement (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including: (i) assisting Buyer with the preparation of materials for (A) customary lender presentations, syndication memoranda, bank information memoranda and similar documents required in connection with the Debt Financing and (B) rating agency presentations; (ii) (A) furnishing Buyer and the financing sources for the Debt Financing (the “Debt Financing Sources”), as promptly as practicable, with (x) the audited consolidated balance sheets and the related audited consolidated statements of income, changes in members’ equity and cash flows of the Company for the two most recently completed fiscal years ended at least 75 days before the Closing Date and (y) the unaudited consolidated balance sheet and the related unaudited statements of income, changes in members’ equity and cash flows of the Company for any subsequent fiscal quarter and the portion of the fiscal year through the end of such quarter (other than in each case the fourth quarter of any fiscal year) ended at least 40 days prior to the Closing Date, and for the comparable period of the prior fiscal year, in the case of each of clauses (x) and (y), prepared in accordance with GAAP; (B) furnishing Buyer and the Debt Financing Sources as promptly as practicable with any replacements or restatements thereof, and supplements thereto, if any such information would go stale or otherwise be unusable for such purposes; and (C) furnishing Buyer and the Debt Financing Sources all financial or other information regarding the Company and its Subsidiaries reasonably requested in connection with the preparation of bank information memoranda, lenders’ presentations and other customary marketing materials relevant to the Debt Financing; (iii) executing and delivering any guarantees, pledge and security documents, hedging arrangements, other definitive financing documents and other certificates or documents and back-up therefor and for legal opinions as may be reasonably requested by Buyer and otherwise reasonably facilitating the pledging of collateral; (iv) cooperating with the Debt Financing Sources’ due diligence, to the extent customary and reasonable, including by granting the Debt Financing Sources access to the Company’s cash management and accounting systems and assisting in permitting the Debt Financing Sources to complete customary field examinations, collateral audits, asset appraisals and surveys relating to the receivables and inventory of the Company; (v) if EKS&H LLLP shall have withdrawn its audit opinion with respect to any of the audited financial statements included in clause (ii) above, furnishing Buyer and the Debt Financing Sources as soon as practicable and in any event prior to the Closing Date with a new unqualified audit opinion with respect to such financial statements by EKS&H LLLP or another nationally-recognized independent public accounting firm reasonably acceptable to Buyer; (vi) if (A)(1) any of the financial statements included in clause (ii) above shall have been restated or (2) the Company, the Company’s board of directors or similar governing body or EKS&H LLLP shall have determined that a restatement of any such financial statements is required and (B) the Company or EKS&H LLLP, as applicable, has not subsequently determined and confirmed in writing to Buyer that no restatement shall be required in accordance with GAAP, furnish Buyer and the Debt Financing Sources as soon as practicable and in any event prior to the Closing Date with such restated financial statements; and (vii) furnishing Buyer and its debt financing sources promptly, and in any event no later than three (3) Business Days prior to Closing, with all documentation and information that any lender, provider or arranger of any Debt Financing has reasonably requested at least ten (10) Business Days prior to the Closing Date in connection with such debt financing under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the CDD Rule; provided that neither the Company nor any of its Affiliates shall be required to pay any commitment or other similar fee in connection with the Debt Financing that is not subject to the expense reimbursement provision contained in clause (c) below; provided, further, that the effectiveness of any documentation executed by the Company with respect to the Debt Financing shall be subject to the consummation of the Closing. To the extent the financial statements referred to in clause (ii)(A)(x) of the foregoing sentence include audited financial statements for fiscal year 2018 or the financial statements referred to in clause (ii)(A)(y) of the foregoing sentence include unaudited financial statements for any fiscal quarter ending in 2019, the Company shall, and shall cause its Affiliates (including, for the avoidance of doubt, its Subsidiaries) to, and shall use its reasonable best efforts to cause its and their respective Representatives (including legal and accounting representatives) to, cooperate with Buyer and its Representatives (including legal and accounting representatives), to cause such financial statements to meet the requirements of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, and the Exchange Act of 1934, as amended.

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(b)          The Company hereby consents to the reasonable use of all of the Company’s logos, names and trademarks in connection with the Debt Financing; provided that such logos, names and trademarks shall be used solely in a manner that is not intended or reasonably likely to harm or disparage the Company, or its reputation or goodwill.

(c)          Buyer shall (i) promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket fees, costs and expenses (including, to the extent incurred at the request or with the consent of Buyer, reasonable legal fees) incurred by the Company in connection with the cooperation or assistance contemplated by this Section 7.17 and (ii) indemnify and hold harmless the Company and its Affiliates and Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith, except to the extent that any of the foregoing arise from (x) the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Company or any of its Affiliates or Representatives, or (y) information provided by or on behalf of the Company or any of its Affiliates or Representatives.

7.18        Allocation and Payment of Potential Settlement Proceeds. With respect to that certain legal proceeding commonly referred to as AGLIC v. Environmental Materials, Inc. v. Moody Ins. Agency, Inc., United States District Court for the District of Colorado, Case No. 16-CV-02478-MSK-CBS (the “Insurance Dispute”), the Parties agree that any cash proceeds that are received by the Company or any of its Affiliates from the settlement, final judgment or other resolution of the Insurance Dispute after the Closing Date, net of any liability for Taxes incurred by the Company or its owners or Affiliates as a result of the receipt of such proceeds, shall be paid (A) first, to the Company in an amount equal to the total amount of all claims discharged, and third-party costs and expenses incurred and paid or accrued by the Company or any of its Affiliates on or after the Closing Date with respect to the claims underlying the Insurance Dispute (including, for the avoidance of doubt, all such third-party costs and expenses incurred in connection with litigating or otherwise seeking to resolve the Insurance Dispute), (B) second, with respect to any cash proceeds received in excess of the proceeds described in clause (A), to the Seller Representative on behalf of the Sellers in an amount up to $1,430,000, and (C) third, with respect to any cash proceeds received in excess of the proceeds described in clause (B), (i) two-thirds to the Seller Representative on behalf of the Sellers and (ii) one-third to the Company. Prior to the Closing, notwithstanding anything to the contrary, the Company shall be permitted to settle or otherwise dispose of the Insurance Dispute without the consent of Buyer, as long as such settlement or disposition does not impose any material obligation on, or otherwise restrict the operations of, the Company or any of its Affiliates following the Closing. If the Insurance Dispute is not settled or otherwise disposed of prior to the Closing, following the Closing, the Buyer shall promptly notify the Seller Representative of any material developments regarding the Insurance Dispute, including any settlement or disposition thereof.

7.19        Brockmeyer and Van Well Earn-out Payments.

(a)          Within five (5) days after the date on which each Brockmeyer Earn-out Payment has been finally determined pursuant to Section 2.1 and Schedule 2.1 of the Brockmeyer Purchase Agreement, Buyer and the Seller Representative shall deliver joint written instructions to the Escrow Agent authorizing the distribution of funds from the Earn-out Escrow Account to the Company or its designee in an aggregate amount equal to the applicable Brockmeyer Earn-out Payment.

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(b)          Within five (5) days after the date on which each Van Well Earn-out Payment has been finally determined pursuant to Section 2.1 and Schedule 2.1 of the Van Well Purchase Agreement, Buyer and the Seller Representative shall deliver joint written instructions to the Escrow Agent authorizing the distribution of funds from the Earn-out Escrow Account to the Company or its designee in an aggregate amount equal to the applicable Van Well Earn-out Payment.

(c)          Buyer shall provide the Seller Representative with copies of each Earn-Out Calculation Statement and Earn-Out Calculation Objection Notice (as such terms are defined in the Brockmeyer Purchase Agreement and the Van Well Purchase Agreement) delivered or received by the Company or its Subsidiaries in accordance with Section 2.1 and Schedule 2.1 of the Brockmeyer Purchase Agreement and the Van Well Purchase Agreement within three (3) Business Days of its receipt or delivery of the same, as applicable. The Company shall contemporaneously provide the Seller Representative with copies of any supplementary materials provided to the counterparties to the Brockmeyer Purchase Agreement and the Van Well Purchase Agreement, as applicable, in connection with any Earn-out Calculation Statement, including responses to questions posed by such counterparties. Additionally, if the Company or any of its Subsidiaries receives an Earn-Out Calculation Objection Notice, Buyer shall provide the Seller Representative with written notice of the final resolution of all disputed matters contemplated thereby within three (3) Business Days of such final resolution. Buyer shall provide the Seller Representative with written notice of each Brockmeyer Earn-out Payment and each Van Well Earn-out Payment within three (3) Business Days of payment thereof, which written notice shall include the dollar amount of each such payment.

7.20        Release of Excess Escrow Amounts.

(a)          Within five (5) Business Days after the consummation of all payments required pursuant to Section 2.5(d), if any Remaining Adjustment Escrow Amount exists, Buyer and the Seller Representative shall deliver joint written instructions to the Escrow Agent authorizing the distribution of the Remaining Adjustment Escrow Amount from the Adjustment Escrow Account to the Seller Representative, on behalf of the Sellers, which amount shall then be allocated and paid to the Sellers by the Seller Representative based upon the Sellers’ respective Pro Rata Percentages.

(b)          Within five (5) Business Days after the later of (a) the consummation of all payments required pursuant to Section 7.19(a) following the final determination of the aggregate amount actually required to be paid by the Company or any of its Subsidiaries pursuant to Section 2.1 and Schedule 2.1 of the Brockmeyer Purchase Agreement and (b) the consummation of all payments required pursuant to Section 7.19(b) following the final determination of the aggregate amount actually required to be paid by the Company or any of its Subsidiaries pursuant to Section 2.1 and Schedule 2.1 of the Van Well Purchase Agreement, if any Remaining Earn-out Escrow Amount exists, Buyer and the Seller Representative shall deliver joint written instructions to the Escrow Agent authorizing the distribution of the Remaining Earn-out Escrow Amount from the Earn-out Escrow Account to the Seller Representative, on behalf of the Sellers, which amount shall then be allocated and paid to the Sellers by the Seller Representative based upon the Sellers’ respective Pro Rata Percentages. For the avoidance of doubt, the inclusion of the Brockmeyer Earn-out Payment and the Van Well Earn-out Payment in the definition of Company Debt shall in no way limit or reduce the release of any Remaining Earn-out Escrow Amount to the Seller Representative, on behalf of the Sellers, in accordance with this Section 7.20(b).

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ARTICLE VIII
CONDITIONS TO CLOSING

8.1          Conditions to Obligations of the Company and Sellers. The obligations of the Company and each Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a)          (i) The representations and warranties of Buyer set forth in Sections 6.1, 6.2, and 6.8 must be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) as of the date hereof and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such specified date) and (ii) the representations and warranties of Buyer set forth in ARTICLE VI other than those set forth in Sections 6.1, 6.2, and 6.8 must be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) as of the date hereof and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such specified date), except where the failure to be true and correct would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b)          Buyer must have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing, except that the obligations of Buyer in Section 2.4(a) will be performed in all respects.

(c)          The applicable waiting periods, if any, under the HSR Act and Other Anti-Trust Laws shall have expired or been terminated.

(d)          No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

(e)          The Seller Representative shall have received the Escrow Agreement, executed by each of Buyer and the Escrow Agent.

8.2          Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

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(a)          (i) The representations and warranties of the Sellers and the Company set forth in Sections 4.1, 4.2, and 4.23, and the representations and warranties of the Sellers set forth in Sections 5.1, 5.2 and 5.5 must be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) as of the date hereof and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such specified date) and (ii) the representations and warranties of the Sellers and the Company set forth in ARTICLE IV other than those set forth in Sections 4.1, 4.2, 4.23, and the representations and warranties of the Sellers set forth in ARTICLE V other than those set forth in Sections 5.1, 5.2 and 5.5, must be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifications contained therein) as of the date hereof and as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such specified date), except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect.

(b)          The Sellers must have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date.

(c)          The applicable waiting periods, if any, under the HSR Act and Other Anti-Trust Laws shall have expired or been terminated.

(d)          No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

(e)          No Material Adverse Effect shall have occurred since the Balance Sheet Date.

(f)          Buyer shall have received the Escrow Agreement, executed by each of the Seller Representative and the Escrow Agent.

8.3          Frustration of Closing Conditions. No Party hereto may rely on the failure of any condition set forth in Section 8.1 or Section 8.2, as the case may be, to be satisfied if such failure was caused by such Party’s failure to comply with its obligations to consummate the transactions contemplated by this Agreement as required by, and subject to, this Agreement.

ARTICLE IX
TERMINATION OF AGREEMENT

9.1          Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of Buyer and the Seller Representative;

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(b)          by either Buyer or the Seller Representative, upon written notice to the other, if the transactions contemplated by this Agreement have not been consummated on or prior to April 15, 2019, or such later date, if any, as Buyer and the Seller Representative agree upon in writing (the “Second Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) is not available to any Party whose breach of any provision of this Agreement is the proximate cause of the failure of the transactions contemplated by this Agreement to be consummated by such time; provided, further, that if the non-terminating Party is in material compliance with its covenants set forth in Section 7.6(b) through Section 7.6(d) and either or both of (i) the conditions set forth in Sections 8.1(c), 8.1(d) (solely with respect to an Order pursuant to the HSR Act or any Other Anti-Trust Law), 8.2(c), and 8.2(d) (solely with respect to an Order pursuant to the HSR Act or any Other Anti-Trust Law) have not been satisfied and (ii) any other condition set forth in ARTICLE VIII has not been satisfied as result of the effectiveness of a temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement arising with respect to the HSR Act or any Other Anti-Trust Laws, then the Second Outside Date shall be automatically extended to May 31, 2019.

(c)          by either Buyer or the Seller Representative, upon written notice to the other, if a Governmental Authority of competent jurisdiction and residing in a jurisdiction in which the Company or any of its Subsidiaries does business has issued an Order or any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) is not available to any Party whose breach of its obligations under Section 7.6 is the proximate cause of such Order;

(d)          by the Seller Representative, if (i) Buyer has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by Buyer, such that the closing condition set forth in Section 8.1(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of Buyer contained in this Agreement such that the closing condition set forth in Section 8.1(a) would not be satisfied, and in the case of both (i) and (ii) above, such breach or failure to perform is not cured within 15 days after receipt of written notice thereof or is incapable of being cured by Buyer within 15 days after receipt of such written notice;

(e)          by Buyer, if (i) the Company or any Seller has breached or failed to perform any of their covenants or other agreements contained in this Agreement to be complied with by them such that the closing condition set forth in Section 8.2(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Company or any Seller contained in this Agreement such that the closing condition set forth in Section 8.2(a) would not be satisfied, and in the case of both (i) and (ii) above, such breach or failure to perform is not cured within 15 days after receipt of written notice thereof or is incapable of being cured by the Company or such Seller within 15 days after receipt of such written notice; or

(f)          from and after the end of the First Outside Date, by the Seller Representative if (i) the conditions set forth in Section 8.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing and which remain capable of satisfaction) have been satisfied, (ii) the Seller Representative shall have irrevocably confirmed by written notice to Buyer after the end of the First Outside Date that all conditions set forth in Section 8.1 have been satisfied or that it is willing to waive any unsatisfied conditions in Section 8.1 and that the Sellers are ready, willing and able to consummate the Closing, and (iii) Buyer fails to consummate the transactions contemplated by this Agreement within ten (10) Business Days following the date on which the Seller Representative delivers the written notice referred to in clause (ii) of this Section 9.1(f).

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9.2          Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1 by either Buyer or the Seller Representative, this Agreement will become void and have no effect, without any liability or obligation on the part of Buyer, the Company or the Sellers other than the provisions of Section 7.2(b), Section 7.2(c), Section 7.3, Section 7.13(b), this Section 9.2, and ARTICLE X, which will survive any termination of this Agreement; provided, however, that nothing herein will relieve any Party from any liability for any pre-termination willful breach by such Party of its covenants or agreements set forth in this Agreement. Additionally, the Confidentiality Agreement shall survive any termination of this Agreement in accordance with its terms.

ARTICLE X
MISCELLANEOUS AND GENERAL

10.1        Expenses. Except as expressly set forth in this Agreement or any other Transaction Document, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby are to be paid, in the case of the Sellers or, to the extent incurred prior to Closing, the Company (including all Selling Expenses), by the Sellers, and in the case of Buyer, by Buyer. The costs and expenses of any R&W Policy shall be borne solely by Buyer.

10.2       Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns, but is not assignable by any Party without the prior written consent of Buyer and the Seller Representative (unless Buyer or the Seller Representative is the assigning party); provided that Buyer may assign or transfer, in whole or in part, to one or more of its Affiliates, its right to purchase all or any portion of the Company Units, but such assignment shall not relieve Buyer of its obligations hereunder. No assignment shall relieve the assigning party of any of its obligations hereunder.

10.3        Third Party Beneficiaries. Except (i) as set forth in Section 7.5 (which shall be to the benefit of the Persons referred to in such Section) and (ii) that the Company shall have the right, subject to Section 9.2 to pursue damages on behalf of the Sellers in the event of Buyer's willful breach of this Agreement, which right is hereby acknowledged by Buyer, each Party intends that this Agreement does not benefit or create any right or cause of action, whether express or implied, in or on behalf of any Person other than the Parties.

10.4        Further Assurances. Each Party shall, (a) execute such further instruments, (b) take such further actions and (c) cooperate affirmatively with the other Parties, to the extent reasonably requested by such other Parties, in each case as may reasonably be necessary to carry out the intent of this Agreement and to consummate the transactions contemplated hereby.

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10.5        Notices. Any notice or other communication provided for herein or given hereunder to a Party must be in writing, and (a) sent by facsimile transmission, (b) sent by electronic mail, (c) delivered in person, (d) mailed by first class registered or certified mail, postage prepaid, or (e) sent by Federal Express or other overnight courier of national reputation, addressed as follows:

If to the Company (only after Closing) or Buyer:

NCI Building Systems, Inc.

10943 North Sam Houston Parkway West

Houston, TX 77063

Attention: Todd Moore

Email: TrMoore@ncigroup.com

Facsimile: (218) 897-7870

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: Paul S. Bird

   Chris Anthony

Email: psbird@debevoise.com

    caanthony@devevoise.com

Facsimile: (212) 521-7435

   (212) 521-7259

If to any Seller or Seller Representative:

Gallagher Industries, LLC

1400 Wewatta Street, Suite 900

Denver, Colorado 80202
Attention: K.C. Gallagher

   Thomas C. Loftus

Email: kcg@gallagherindustries.com

     tcl@gallagherindustries.com

Facsimile: (303) 595-7787

Mid Oaks Investments, LLC

750 Lake Cook Road

Buffalo Grove, Illinois 60089

Attention: Wayne C. Kocourek

Email: wkocourek@midoaks.com

Facsimile: (847) 215-3421

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with a copy to (which shall not constitute notice):

Gallagher Industries, LLC

1400 Wewatta Street, Suite 900

Denver, Colorado 80202
Attention: K.C. Gallagher

   Thomas C. Loftus

Email: kcg@gallagherindustries.com

     tcl@gallagherindustries.com

Facsimile: (303) 595-7787

Mid Oaks Investments, LLC

750 Lake Cook Road

Buffalo Grove, Illinois 60089

Attention: Wayne C. Kocourek

Email: wkocourek@midoaks.com

Facsimile: (847) 215-3421

with a copy to (which shall not constitute notice):

Davis Graham & Stubbs LLP

1550 Seventeenth Street, Suite 500

Denver, Colorado 80202

Attention: Matthew Perkins

   Andrew Sultan

Email: matt.perkins@dgslaw.com

    andrew.sultan@dgslaw.com

Facsimile: (303) 893-1379

or to such other address with respect to a Party as such Party notifies the other in writing as above provided. Each such notice or communication will be effective (i) if given by facsimile, when the successful sending of such facsimile is electronically confirmed, (ii) if given by electronic mail, when electronic evidence of receipt is received or (iii) if given by any other means specified in the first sentence of this Section 10.5, upon delivery or refusal of delivery at the address specified in this Section 10.5.

10.6        Complete Agreement. This Agreement and the Annexes, Schedules and Exhibits hereto and the other Transaction Documents, together with the Confidentiality Agreement, contain the complete agreement between the Parties hereto with respect to the subject matter contained herein and therein and supersede all prior agreements and understandings between the Parties with respect thereto.

10.7        Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement or affect the interpretation hereof.

10.8        Amendment. This Agreement may be amended or modified only by an instrument in writing duly executed by Seller Representative and Buyer.

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10.9        No Survival; Certain Waivers; Limited Liability.

(a)          Except in the case of Fraud by any Party with respect to making of the representations and warranties in ARTICLE IV, ARTICLE V or ARTICLE VI (and then only with respect to the Party committing such Fraud), the representations and warranties and covenants and agreements (to the extent contemplating or requiring performance at or prior to the Closing) of Buyer, the Company, the Sellers and the Seller Representative set forth in this Agreement or in any certificate delivered in connection with this Agreement will not survive the Closing, and there will be no liability in respect thereto. The covenants and agreements of the Parties set forth in this Agreement to the extent contemplating or requiring performance after the Closing will survive until the last date for performance of such covenant or agreement as provided herein.

(b)          Buyer, on behalf of itself and on behalf of its Affiliates (including, after the Closing, the Company and its Subsidiaries), intends to and acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, including by contractually shortening the applicable statute of limitations, any rights, claims and causes of action it may have against the Seller Representative, the Sellers and any other former direct or indirect equity holders of the Company or their Affiliates, and any predecessors, successors and assigns of Seller Representative, or any such equity holders or Affiliates and each of their respective Representatives, at, or prior to, the Closing, relating to the operations of the Company and its Subsidiaries or their businesses, whether arising under, or based upon, any Law (including any right, whether arising at law or in equity, to seek indemnification, breach of contract, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived, except in the case of Fraud by a Party with respect to making of the representations and warranties in ARTICLE IV or ARTICLE V (and then only with respect to the Party committing such Fraud). Furthermore, without limiting the generality of this Section 10.9(b) and except in the case of Fraud by a Party with respect to making of the representations and warranties in ARTICLE IV or ARTICLE V (and then only with respect to the Party committing such Fraud), no claim will be brought or maintained by, or on behalf of, Buyer or its Affiliates (including, after the Closing, the Company and its Subsidiaries) against Seller Representative, the Sellers and any other former direct and indirect equity holders of the Company, their Affiliates and any predecessors, successors and assigns of Seller Representative or any such equity holders or Affiliates and each of their respective Representatives, and no recourse will be sought or granted against any of them, by virtue of, or based upon, the business or the ownership, operation, management, use or control of the business of the Company and its Subsidiaries, or any of their assets. Notwithstanding anything to the contrary contained in this Section 10.9(b), no Seller is released from (i) any claims or causes of action arising under the Transaction Documents with respect solely to covenants and agreements required by the terms thereof to be performed by such Seller, (ii) with respect solely to those individual Sellers set forth on Schedule 10.9(b)(ii), any claim or cause of action related to service by such Seller to the Company or any of its Subsidiaries or under any employment agreement, restrictive covenants found in the LLC Agreement, or employee benefit plan with or benefiting such Seller, (iii) with respect solely to those individual Sellers set forth on Schedule 10.9(b)(iii), any claim or cause of action related to service by such Seller to the Company or any of its Subsidiaries or under any employment agreement, restrictive covenants found in the LLC Agreement (other than the non-competition and other obligations set forth in Sections 12.06(a) and 12.06(b) of the LLC Agreement, and provided that the Parties agree that, with respect solely to those individual Sellers, (x) the determination of which products the Company or any of its Subsidiaries can provide or service they can supply for purposes of Section 12.06(c) of the LLC Agreement shall be made as of the Closing and not as of any future time, (y) the qualifier found at the end of Section 12.06(c)(A) of the LLC Agreement, which reads “…to purchase any product or provide any service which could be supplied by the Company or any of its Subsidiaries in the ordinary course of its or their business as conducted at that time”, shall apply to all Persons described in Section 12.06(c)(A), and (z) the restrictions of Section 12.06(c)(A) of the LLC Agreement shall apply only to the extent that such Seller uses Company Information (as defined in the LLC Agreement) to engage in such solicitation or attempted solicitation), or employee benefit plan with or benefiting such Seller or (iv) any Fraud, unlawful activity or violation of Law by such Seller. For the avoidance of doubt, the Sellers listed on Schedule 10.9(b)(iii) are hereby fully and forever released from the non-competition and other obligations set forth in Sections 12.06(a) and 12.06(b) of the LLC Agreement.

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(c)          Each Seller, on behalf of itself and on behalf of its Affiliates, successors and assigns, as applicable, intends to and acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, including by contractually shortening the applicable statute of limitations, any rights, claims and causes of action it may have against the Company, any of its Subsidiaries, their respective Affiliates and any predecessors, successors and assigns of the Company, any of its Subsidiaries or their respective Affiliates (the “Buyer Released Parties”), at, or prior to, the Closing, relating to the operations of the Company and its Subsidiaries or its businesses, whether arising under, or based upon, any Law (including any right, whether arising at law or in equity, to seek indemnification, breach of contract, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived; provided that no Buyer Released Party shall be released from (i) any claim or cause of action related to or arising out of service to the Company or any of its Subsidiaries or under any employment agreement, restrictive covenants or employee benefit plan, (ii) any claims or causes of action arising under the Transaction Documents with respect solely to covenants and agreements required by the terms thereof to be performed by such Buyer Released Party, (iii) any claims for indemnification and/or advancement of expenses in connection with one’s status as a current or former employee, officer or director of the Company or any of its Subsidiaries or their Affiliates, or (iv) any Fraud, unlawful activity or violation of Law by such Buyer Released Party. Furthermore, without limiting the generality of this Section 10.9(c), and except as set forth in this Section 10.9(c), no claim will be brought or maintained by, or on behalf of, any Seller or any of its Affiliates, successors or assigns against any Buyer Released Party, and no recourse will be sought or granted against any of them, by virtue of, or based upon, the business or the ownership, operation, management, use or control of the business of the Company and its Subsidiaries, or any of their assets, or any actions or omissions at, or prior to, the Closing.

(d)          Each Party acknowledges and agrees that it will be solely responsible for its own representations, warranties, covenants and agreements and will not be liable or otherwise responsible for the representations, warranties, covenants or agreements of any other Party, whether before, at or after the Closing.

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(e)          Each Party acknowledges that the covenants and agreements set forth in this Section 10.9 are an essential element to this Agreement and that, but for these covenants, none of the other Parties would have entered into this Agreement or otherwise agreed to consummate the transactions contemplated in the Transaction Documents.

(f)          Nothing in this Agreement shall or shall be interpreted or deemed to affect any rights that Buyer or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) may have under the R&W Policy.

10.10     Governing Law. This Agreement is to be governed by, and construed and enforced in accordance with, the internal Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule and all claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, delivery or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be determined and adjudicated under the Laws of the State of Delaware.

10.11     Consent to Jurisdiction and Service of Process. Except for the matters to be decided by the Arbitration Firm, the Parties hereby irrevocably submit to the exclusive jurisdiction of the Delaware Court of Chancery or, if jurisdiction is unavailable in the Delaware Court of Chancery, the courts of the United States located in the State of Delaware or, if jurisdiction is unavailable in the courts of the United States located in the State of Delaware, the Delaware Superior Court, in each case, in respect of the interpretation and enforcement of the provisions of this Agreement and the other Transaction Documents and any dispute or controversy related to the negotiation, execution, delivery or performance of this Agreement or the transactions contemplated hereby and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement and the other Transaction Documents or any dispute or controversy related to the negotiation, execution, delivery or performance of this Agreement or the transactions contemplated hereby, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process with respect thereto may be made upon Buyer or Seller Representative by mailing a copy thereof by registered or certified mail, postage prepaid, to such Party at its address as provided in Section 10.5.

10.12     Enforcement of Agreement. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without a bond or other security being required, this being in addition to any other remedy to which they are entitled hereunder, at law or in equity, and in furtherance of the foregoing, the Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions hereof to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Parties under this Agreement.

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10.13     Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

10.14     Severability. Any term or provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

10.15     Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The table of contents contained in this Agreement is for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference to a “day” or number of “days” (without the explicit qualification of “business”) will be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action or notice will be deferred until, or may be taken or given on, the next business day. The words “include,” “includes” or “including” (or any other tense or variation of the word “include”) in this Agreement shall be deemed to be followed by the words “without limitation.” When reference is made in this Agreement to an Article, Section, Annex, Exhibit or Schedule, such reference shall be to an Article, Section, Annex, Exhibit or Schedule of this Agreement, unless otherwise indicated. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as to the plural forms of such terms and to the masculine as well as the feminine and neuter genders of such terms. All references to cash or dollar amounts in this Agreement shall be references to United States Dollars.

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10.16     Counterparts. This Agreement may be executed in two or more counterparts (including counterparts transmitted via facsimile or in .pdf or similar format), each of which will be deemed an original but all of which will constitute but one instrument. If any signature is delivered by electronic mail delivery of a .pdf or similar format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such .pdf or similar format signature page were an original thereof.

10.17     Representation of Sellers and Their Affiliates. It is acknowledged by the Parties that the Sellers and the Company have retained Davis Graham & Stubbs LLP (the “Firm”) to act as their counsel in connection with the transactions contemplated hereby. Buyer hereby agrees that, in the event that a dispute arises after the Closing between Buyer and the Company on the one hand, and any Seller on the other hand, in connection with the negotiation, preparation, execution or delivery of this Agreement or the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby, the Firm, or its successor, may represent the Sellers in such dispute even though the interests of the Sellers may be directly adverse to the Company, and even though the Firm may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Company. Buyer further agrees that, as to all pre-Closing communications among the Firm or its successor, the Sellers and/or the Company and their respective Affiliates or Representatives that relate to the transactions contemplated by this Agreement (including the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement) which, immediately prior to the Closing, would be protected by the attorney-client communication and/or work product doctrine (“Privileged Communications”), shall continue after the Closing to be protected by the attorney-client privilege and the work product doctrine and shall belong to and be controlled solely by the Sellers and may be waived by the Sellers; provided that the foregoing shall not extend to (i) any communication to the extent not involving this Agreement, the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby or (ii) any dispute that arises between Buyer, the Company or any of their respective Affiliates, on the one hand, and a third party other than the Sellers, on the other hand. The Privileged Communications shall not lose their status as protected by the attorney-client communication and/or work product doctrine and belonging to and controlled by the Sellers solely by reason of Buyer and the Company and their respective successors and assigns having access to such documents and communications after Closing if such documents and communications were in the Company’s possession immediately prior to Closing. After Closing, none of Buyer, the Company or any Person acting or purporting to act on behalf of or through Buyer or the Company shall intentionally access, or request from the Firm or the Sellers, the Privileged Communications; provided that none of Buyer, the Company or any of their respective Affiliates shall be required to return, destroy or delete any such communications or other files or materials that have been saved in accordance with ordinary document retention or data back-up policies. Following the Closing, the Sellers shall be permitted to use the Privileged Communications with respect to any claim in connection with the defense of any claim by Buyer, subject to applicable Law and rules of evidence. Other than as explicitly set forth in this Section 10.17, the Parties acknowledge that any attorney-client privilege or work product or other privilege attaching as a result of legal counsel representing the Company prior to the Closing shall survive the Closing and continue to be a privilege of the Company, and not the Sellers, after the Closing.

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10.18     Seller Representative.

(a)          Each Seller irrevocably constitutes and appoints Charles P. Gallagher and Wayne C. Kocourek, acting together, as the Seller Representative hereunder, as his, her or its lawful attorney-in-fact with full power of substitution, with the exclusive authority to act as such hereunder as further provided in this Section 10.18. This power of attorney, and all authority hereby conferred, is irrevocable and will not be terminated by any act of any Seller or by operation of Law, whether by the death or incapacity of any Seller or by the occurrence of any other event. The Parties shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to any actions permitted to be taken by the Seller Representative hereunder.

(b)          Except as specifically set forth in this Section 10.18 to the contrary, the Seller Representative will have full power and authority to act on each Seller’s behalf with respect to all matters under or in connection with this Agreement and the Escrow Agreement and in general to do all things and to perform all acts (including executing any and all documents) on each Seller’s behalf as may be contemplated by this Agreement or which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated hereby and the exercise of all rights and the performance of all obligations hereunder, including: (i) receiving and making payments under or pursuant to this Agreement and the Escrow Agreement and disbursements thereof to the Sellers, as contemplated by this Agreement and the Escrow Agreement; (ii) receiving and forwarding of notices and communications pursuant to this Agreement and accepting service of process; (iii) giving or agreeing to, on behalf of all Sellers or any Seller, any and all consents and waivers deemed by the Seller Representative, in its reasonable and good faith discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; and (iv) with respect to all other matters arising under this Agreement and the Escrow Agreement, (A) disputing or refraining from disputing, on behalf of each Seller with respect to any amounts to be received by the Sellers under this Agreement or any agreements contemplated hereby, including the Escrow Agreement, (B) negotiating and compromising, on behalf of each Seller, any dispute that may arise under, and exercise or refrain from exercising any remedies available under, this Agreement or the Escrow Agreement, and (C) executing, on behalf of each Seller, any settlement agreement, release or other document with respect to such dispute or remedy.

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(c)          Prior to any payment of any amount to the Sellers under this Agreement or the Escrow Agreement, the Seller Representative may set aside therefrom (based upon the Sellers’ respective Pro Rata Percentage), and direct the payor thereof to pay to an account or accounts designated by the Seller Representative, an amount that the Seller Representative reasonably deems advisable to satisfy any existing or future obligations that may be owed by the Sellers under this Agreement or the Escrow Agreement or otherwise in connection with the transactions contemplated hereby or thereby, or to satisfy any existing or future costs, expenses, liabilities, Taxes or other amounts that the Seller Representative may incur in connection with acting in such capacity under this Agreement or the Escrow Agreement.

(d)          Notwithstanding anything to the contrary in this Section 10.18, the Seller Representative shall have no authority to act as attorney-in-fact or otherwise for any Seller in connection with any breach of or default under this Agreement for which such Seller, and only such Seller, is liable.

(e)          The Seller Representative is acting solely in an agency capacity and will have no personal liability to any Party hereto or any other Person of any type for any action taken, or inaction, in the capacity of the Seller Representative. The Seller Representative shall have no duties except those which are expressly set forth herein. In connection with the exercise of its duties, the Seller Representative will be entitled to consult with and rely upon legal counsel and other professional advisors, with the costs thereof (and all other out-of-pocket costs incurred by the Seller Representative incident to discharging its duties under this Agreement and the Escrow Agreement) to be allocated among the Sellers (the amount of which may be withheld from any payment due to such Sellers hereunder). Each Seller shall indemnify, defend and hold the Seller Representative harmless from and against his, her or its Pro Rata Percentage of any and all losses, which the Seller Representative may suffer or sustain as a result of any action taken, or not taken, in good faith hereunder.

10.19     Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon or arising out of this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are party to this Agreement and then only with respect to the specific terms of this Agreement with respect to such Person. Except to the extent a party to this Agreement, and then only to the extent of the specific terms of this Agreement undertaken by such Person, (a) no past, present or future director, manager, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, representative or Affiliate of any Person that has signed this Agreement and (b) no past, present or future director, manager, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, representative or Affiliate of any of the foregoing, will have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Persons that have executed and delivered this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of or related to this Agreement. Notwithstanding anything to the contrary set forth in this Agreement or otherwise, in no event shall this Section or any other provision of this Agreement be deemed to limit the right of any Party to bring a claim with respect to Fraud (but only against the Party committing such Fraud).

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10.20     Withholding. Notwithstanding any other provision of this Agreement, and for the avoidance of doubt, (a) each payment made pursuant to this Agreement shall be made net of any Taxes required by applicable Law to be deducted or withheld from such payment and (b) any amounts deducted or withheld from any such payment shall be remitted to the applicable taxing authority and shall be treated for all purposes of this Agreement as having been paid.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Buyer, the Company, the Sellers, and the Seller Representative have duly executed this Agreement or caused this Agreement to be duly executed as of the day and year first above written.

BUYER:

NCI Building Systems, Inc.

By:	/s/ Todd Moore
Name:	Todd Moore
Title:	EVP – General Counsel

Signature Page to Unit Purchase Agreement

SELLERS:

GALLAGHER INDUSTRIES, LLC

By:	/s/ Charles P. Gallagher
Name:	Charles P. Gallagher
Title:	Founder

MID OAKS INVESTMENTS, LLC

By:	/s/ Wayne Kocourek
Name:	Wayne Kocourek
Title:	CEO & CHM, Managing Member

MPA ENTERPRISES LLC

By:	/s/ Mike Anderson
Name:	Mike Anderson
Title:	Managing Member

ROMAN ENDEAVORS LLC

By:	/s/ Brian Romanchok
Name:	Brian Romanchok
Title:	Member

By:	/s/ Charles Stein
Name:	Charles Stein

By:	/s/ Donald Piazza
Name:	Donald Piazza

By:	/s/ Jeffrey Bennett
Name:	Jeffrey Bennett

Signature Pages to Unit Purchase Agreement

By:	/s/ Thomas Loftus
Name:	Thomas Loftus

By:	/s/ David Barrett
Name:	David Barrett

By:	/s/ Todd Bonnes
Name:	Todd Bonnes

By:	/s/ Garret Maurer
Name:	Garret Maurer

By:	/s/ David Olson
Name:	David Olson

By:	/s/ Thomas Wilmet
Name:	Thomas Wilmet

By:	/s/ Brian Romanchok
Name:	Brian Romanchok

By:	/s/ Patrick Dean
Name:	Patrick Dean

By:	/s/ Steven Bohn
Name:	Steven Bohn

By:	/s/ Aaron McGonigle
Name:	Aaron McGonigle

By:	/s/ Mark VanWell
Name:	Mark VanWell

Signature Pages to Unit Purchase Agreement

SELLER REPRESENTATIVES:

By:	/s/ Wayne C. Kocourek
Name:	Wayne C. Kocourek

By:	/s/ Charles P. Gallagher
Name:	Charles P. Gallagher

COMPANY:

ENVIRONMENTAL MATERIALS, LLC

By:	/s/ Charles W. Stern
Name:	Charles W. Stern
Title:	President & CEO

Signature Pages to Unit Purchase Agreement

Annex I

DEFINITIONS

For purposes of this Agreement:

“Accel” means Accel Distribution, Inc., a Washington state corporation.

“Accounting Practices” means the accounting practices and methods attached hereto as Exhibit C.

“Action” means any suit, charge, complaint, claim, action, investigation, proceeding, hearing or arbitration before or by any Governmental Authority.

“Adjustment Amount” has the meaning set forth in Section 2.5(d).

“Adjustment Escrow Account” means the account maintained pursuant to the Escrow Agreement, into which the Adjustment Escrow Amount will be deposited at Closing.

“Adjustment Escrow Amount” means $4,000,000.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of this definition, “control,” “under common control” and “controlled by” means possession of the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Agreement” has the meaning set forth in Section 4.11(n).

“Agreement” has the meaning set forth in the preamble.

“Arbitration Firm” means Deloitte, or, if Deloitte is unwilling or unable to serve, another mutually agreed upon firm of nationally recognized independent public accountants.

“Asset Allocation” has the meaning set forth in Section 7.10(e).

“Audited Financial Statements” has the meaning set forth in Section 4.4(a).

“Balance Sheet” has the meaning set forth in Section 4.4(a).

“Balance Sheet Date” has the meaning set forth in Section 4.4(a).

“Base Purchase Price” means $186,000,000.

“Brockmeyer” means Brockmeyer Quality Stone, LLC, an Ohio limited liability company.

“Brockmeyer Earn-out Payment” means the amount of a given earn-out payment required to be paid by the Company or any of its Subsidiaries pursuant to Section 2.1 and Schedule 2.1 of the Brockmeyer Purchase Agreement, as finally determined in accordance therewith.

“Brockmeyer Financial Statements” has the meaning set forth in Section 4.4(a).

“Brockmeyer Purchase Agreement” means the Asset Purchase Agreement, dated as of July 10, 2018, by and among Brockmeyer Acquisition, LLC, Brockmeyer, Stone and Aaron McGonigle.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks located in Denver, Colorado or New York, New York are authorized or required by Law to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer 401(k) Plan” has the meaning set forth in Section 7.9(c).

“Buyer Benefit Plans” has the meaning set forth in Section 7.9(b).

“Buyer Released Parties” has the meaning set forth in Section 10.9(c).

“Cash” means, as of the time in question, without duplication, all cash and cash equivalent assets (including, to the extent convertible to cash within thirty (30) days following the Closing Date, marketable securities and deposits) of the Company and its Subsidiaries, determined in accordance with GAAP (reduced by the amount of all outstanding but uncashed checks issued by the Company or any of its Subsidiaries and excluding all cash reserved for workers’ compensation claims and any Restricted Cash), it being understood that “Cash” may be positive or negative based on the foregoing definition; provided that in no event shall any payments of Cash made by the Company or any of its Subsidiaries after the Effective Time but prior to the Closing be included in both (i) the amount of Cash as of the Effective Time and (ii) a reduction to the amount of Indebtedness and/or the amount of Company Transaction Costs, in each case, as of the Closing in a way that would result in double-counting.

“CDD Rule” means the Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network (FinCEN) under the Bank Secrecy Act, as published May 11, 2016 and effective May 11, 2018, as amended from time to time.

“Class A Units” has the meaning set forth in the recitals.

“Class B Units” has the meaning set forth in the recitals.

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash” means Cash as of the Effective Time.

Annex I – Page 2

“Closing Company Debt” means the aggregate amount of Company Debt outstanding on the Closing Date immediately prior to the Closing.

“Closing Consideration” has the meaning set forth in Section 2.4(a).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Schedule” has the meaning set forth in Section 2.3.

“Closing Statement” has the meaning set forth in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company 401(k) Plan” has the meaning set forth in Section 7.9(c).

“Company Continuing Employee” has the meaning set forth in Section 7.9(a).

“Company Debt” means, without duplication, all liabilities of the Company and its Subsidiaries for: (a) any indebtedness for borrowed money owed pursuant to the Debt Agreements; (b) any other obligation for borrowed money; (c) any obligation that is evidenced by a note, bond, debenture, or similar instrument or debt securities; (d) any obligations with respect to any drawn letters of credit or similar facilities, bankers’ acceptances, surety bonds, interest rate swap agreements, foreign currency exchange contracts or other hedging agreements; (e) leases required to be accounted for as capital leases in accordance with GAAP (as GAAP applies to the Company immediately prior to Closing), (f) any obligations for the deferred purchase price of property, goods or services (other than ordinary course trade payables), including “earn-outs” and “seller notes” payable with respect to the acquisition of any business, assets or securities, with any such obligations valued at the maximum amount payable under the terms of the agreement in which such obligation is set forth (including, for the avoidance of doubt, the maximum amount of each “earn-out” payable under the Brockmeyer Purchase Agreement and the Van Well Purchase Agreement); (g) any accrued and unpaid interest, fees, premiums, penalties, breakage costs and/or other amounts due in respect of any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date; and (h) any guaranty of any of the foregoing; provided that Company Debt shall not include liabilities of the Company for commercial insurance financing arrangements which are current liabilities of the Company included in Working Capital.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or its Subsidiaries.

“Company Units” has the meaning set forth in the recitals.

“Confidentiality Agreement” has the meaning set forth in Section 7.2(b).

Annex I – Page 3

“Consent” means any consent, approval, authorization, waiver or registration required to be obtained from, filed with or delivered to any Person in connection with the consummation of the transactions contemplated hereby.

“Contracts” means all legally binding contracts, leases, licenses and other agreements, arrangements, understandings and undertakings (including any amendments and other modifications and any purchase orders and terms and conditions applicable thereto), whether written or oral.

“Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (ii) which together with the Company is treated as a single employer under Section 414 of the Code.

“Copyrights” means all copyrights, whether in published or unpublished works, including literary works, and any other original works of authorship fixed in any tangible medium of expression; databases, data collections and rights therein, software, web site content; rights to compilations, collective works and derivative works of any of the foregoing; and registrations and applications for registration for any of the foregoing.

“Debt Agreements” means (i) that certain Credit Agreement, dated as of March 11, 2014, among the Company, the lenders from time to time party thereto and Fifth Third Bank, as administrative agent, as amended, and (ii) that certain Promissory Note, dated May 31, 2018, with the Company as Maker and Lanson Sutter as Payee.

“Debt Financing” has the meaning set forth in Section 7.17(a).

“Debt Financing Sources” has the meaning set forth in Section 7.17(a).

“Dispute Notice” has the meaning set forth in Section 2.5(b)(i).

“Domain Names” means Internet electronic addresses, uniform resource locators, alphanumeric designations associated therewith and social media identifiers registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority, or other third party, and all applications for any of the foregoing.

“Draft Asset Allocation” has the meaning set forth in Section 7.10(e).

“Earn-out Escrow Account” means the account maintained pursuant to the Escrow Agreement, into which the Earn-out Escrow Amount will be deposited at Closing.

“Earn-out Escrow Amount” means $3,450,000.

“Effective Time” means 12:01 a.m. Mountain Time on the Closing Date.

“EMI” means Environmental Materials, Inc., a Delaware corporation.

“EMI Transfer” has the meaning set forth in Section 3.1(j).

Annex I – Page 4

“Employee Plans” has the meaning set forth in Section 4.10(a).

“Environment” means soil, surface water, groundwater, stream sediments, and ambient and indoor air and any other aspect of the “environment” as defined under applicable Environmental Laws.

“Environmental Law” means all applicable Laws concerning pollution or protection of the Environment or occupational safety and health as enacted prior to and in effect as of the Closing Date, including all such Laws relating to the emission, discharge, or Release of any Hazardous Materials into the Environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the agreement to be entered into at the Closing in the form of Exhibit B, by and among Buyer, the Escrow Agent and the Seller Representative, on behalf of the Sellers.

“Estimated Cash” has the meaning set forth in Section 2.3.

“Estimated Company Debt” has the meaning set forth in Section 2.3.

“Estimated Purchase Price” means (i) the Base Purchase Price, plus (ii) Estimated Cash, plus (iii) any Estimated Working Capital Surplus, minus (iv) the Estimated Company Debt, minus (v) any Estimated Working Capital Deficit, minus (vi) the previously unpaid Selling Expenses at Closing.

“Estimated Working Capital” has the meaning set forth in Section 2.3.

“Estimated Working Capital Deficit” means the amount, if any, by which the Estimated Working Capital is less than the Target Working Capital.

“Estimated Working Capital Surplus” means the amount, if any, by which the Estimated Working Capital is greater than the Target Working Capital.

“Excess Adjustment Amount” means the amount, if any, by which the Adjustment Amount is greater than the Remaining Adjustment Escrow Amount.

“Final Closing Consideration” has the meaning set forth in Section 2.5(d).

“Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final, (b) a closing agreement made under Section 7121 of the Code (or a comparable agreement under the Laws of a state, local or foreign taxing jurisdiction) with the relevant Governmental Authority or other administrative settlement with or final administrative decision by the relevant Governmental Authority, (c) a final disposition of a claim for refund, or (d) any agreement between Buyer and the Seller Representative which they agree will have the same effect as an item in (a), (b) or (c) for purposes of this Agreement.

Annex I – Page 5

“Firm” has the meaning set forth in Section 10.17.

“First Outside Date” has the meaning set forth in Section 2.2.

“Fraud” means common law fraud under applicable Law.

“GAAP” means United States generally accepted accounting principles.

“General Enforceability Exceptions” has the meaning set forth in Section 4.1(c).

“Government Official” means any (i) officer, employee or other individual acting for or on behalf of any Governmental Authority or public international organization or (ii) holder of or candidate for public office, political party or official thereof or member of a royal family, or any other individual acting for or on behalf of the foregoing.

“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or tribunal.

“Hazardous Material” means any material that is listed or defined as a “hazardous substance,” “hazardous waste,” “toxic substance” or any other term of similar meaning and regulatory effect under any Environmental Law, including petroleum, friable asbestos and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means income or franchise Taxes based upon, measured by, or calculated with respect to gross or net income, profits, capital, or similar measures (or multiple bases, including corporate, franchise, business and occupation, business license, or similar Taxes, if gross or net income, profits, capital, or a similar measure is one of the bases on which such Tax is based, measured, or calculated).

“Insurance Dispute” has the meaning set forth in Section 7.18.

“Insurance Policies” has the meaning set forth in Section 4.14.

“Intellectual Property” means Copyrights, Domain Names, Patents, Trademarks and Trade Secrets.

“Interim Financial Statements” has the meaning set forth in Section 4.4(a).

“International Employee Plan” means any Employee Plan for the benefit of one or more employees who perform services outside the United States that has been adopted or maintained by any Company or any Controlled Group member, whether formally or informally, or with respect to which any Company or Controlled Group member may or will have any liability.

Annex I – Page 6

“IRS” has the meaning set forth in Section 4.10(b).

“IT Systems” means the hardware, software, data, databases, data communication lines, network and telecommunications equipment, and other information technology and communications equipment, owned, leased or licensed by the Company or any of its Subsidiaries.

“Joint Control Tax Contest” has the meaning set forth in Section 7.10(c).

“Key Customer” has the meaning set forth in Section 4.18.

“Key Supplier” has the meaning set forth in Section 4.18.

“Knowledge” means, with respect to the Sellers, the actual knowledge, after reasonable inquiry, of Charles W. Stein, Steven R. Bohn, David J. Barrett, Patrick E. Dean, Brady S. Iandiorio and David Layton.

“Law” means any law, statute, code, ordinance, constitution, treaty, regulation, requirement or rule of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.7(b).

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Liens” means any mortgage, lien, security interest, license, option, pledge, deed of trust, easement, encroachment or other similar encumbrance.

“LLC Agreement” means that certain Fourth Amended and Restated Limited Liability Company Agreement of the Company, dated as of July 15, 2015, as amended.

“Malware” means any virus, Trojan horse, time bomb, key-lock, spyware, worm, malicious code or other software program designed to or able to, without the knowledge and authorization of the Company or any of its Subsidiaries, disrupt, disable, harm, interfere with access to or the operation of or install itself within the IT Systems.

Annex I – Page 7

“Material Adverse Effect” means any change, occurrence, event, fact, circumstance or development that (a) has or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, rights, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, but, in each case, none of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, such a material adverse effect: any change, occurrence, event, fact, circumstance or development (i) resulting from general economic, political, regulatory, financial, banking, credit or securities market conditions, including any disruption thereof and any interest or exchange rate fluctuations, (ii) generally affecting companies in the industries, markets or geographical areas in which the Company and its Subsidiaries conduct their business, (iii) resulting from the announcement of this Agreement or the transactions contemplated hereby, (iv) resulting from any changes in applicable Laws or accounting rules or interpretations thereof, (v) resulting from any actions expressly required by this Agreement, including with respect to obtaining any Consent required under this Agreement, or (vi) resulting from natural disasters, acts of terrorism or war (whether or not declared), or epidemics or pandemics; provided that, with respect to each of clauses (i), (ii), (iv) and (vi) above, the matters described therein shall only be disregarded and not taken into account in determining whether Material Adverse Effect has occurred or may occur to the extent that such matter does not have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate; or (b) has or would reasonably be expected to have a material adverse effect on the ability of the Company and its Subsidiaries to consummate the transactions contemplated by this Agreement.

“Material Contracts” has the meaning set forth in Section 4.11.

“Member” has the meaning given to such term in the LLC Agreement.

“OFAC” has the meaning set forth in Section 4.8(d).

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.

“Ordinary Course Agreements” has the meaning set forth in Section 4.5(c).

“Organizational Documents” means (a) in the case of any Person organized as a corporation, the certificate or articles of incorporation of such corporation, the bylaws of such corporation and any shareholders agreement, (b) in the case of any Person organized as a limited liability company, the certificate of formation or organization and the limited liability company agreement or operating agreement, (c) in the case of any Person organized as a limited partnership, the certificate of limited partnership and partnership agreement of such limited partnership, (d) any voting agreement, voting trust agreement or similar document, (e) in the case of any other Person, all constitutive or organizational documents of such Person which address matters relating to the business and affairs of such Person similar to the matters addressed by the documents referred to in clauses (a) through (c) above in the case of Persons organized as corporations, limited liability companies or limited partnerships and (f) any amendment, supplement or other modification to any of the foregoing.

“Other Antitrust Laws” has the meaning set forth in Section 7.6(b).

“Owned Real Property” has the meaning set forth in Section 4.7(a).

“Partnership Representative” has the meaning set forth in Section 7.10(c).

Annex I – Page 8

“Party” or “Parties” have the meaning set forth in the preamble.

“Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority, including all applications for any of the foregoing.

“PATRIOT Act” means the U.S.A. PATRIOT Improvement and Reauthorization Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001, as amended from time to time).

“Payoff Letters” has the meaning set forth in Section 3.1(a).

“Permits” means any license, permit, authorization, certificate of authority, qualification or similar document or authority that has been issued or granted by any Governmental Authority.

“Permitted Liens” means (a) Liens arising under or related to the Company Debt to be repaid at Closing, (b) Liens for Taxes, assessments and other charges of Governmental Authorities not yet due and payable or being contested in good faith by appropriate proceedings for which collection or enforcement against the property is stayed and adequate accruals have been established in the Interim Financial Statements in accordance with GAAP, (c) mechanics’, workmens’, landlords’, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business or by operation of Law if the underlying obligations are not delinquent, (d) the Liens set forth on Schedule 1.1(a), (e) Liens created by or through Buyer, (f) Liens in respect of any obligations as lessee under capitalized leases, and (g) with respect to the Real Property, Permitted Liens shall also include (i) any conditions that would be shown by a current, accurate survey, (ii) easements, encroachments, restrictions, rights-of-way and any other non-monetary encumbrances of record and (iii) zoning, building and other similar restrictions; provided, however, that none of the foregoing described in this clause (g) will individually or in the aggregate materially impair or interfere with the continued use and operation of the property to which they relate in the business of the Company and its Subsidiaries as presently conducted or materially detract from the value or marketability of title to the property to which they relate.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or Governmental Authority.

“Post-Closing Tax Return” has the meaning set forth in Section 7.10(b)(iii).

“Pre-Closing Information Returns” has the meaning set forth in Section 7.10(b)(i).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Pre-Closing Tax Return” has the meaning set forth in Section 7.10(b)(ii).

“Privileged Communications” has the meaning set forth in Section 10.17.

Annex I – Page 9

“Pro Rata Percentage” means with respect to each Seller a percentage equal to (i) the aggregate consideration such Seller would be entitled to if the aggregate consideration paid by Buyer to the Sellers for the Company Units pursuant to this Agreement was distributed to the Sellers pursuant to the terms of the LLC Agreement divided by (ii) such aggregate consideration paid by Buyer for the Company Units, with the Pro Rata Percentage of each Seller to be determined by the Seller Representative from time to time in good faith.

“Product” has the meaning set forth in Section 4.19.

“Purchase Price” means (i) the Estimated Purchase Price, plus (ii) any Adjustment Amount payable to the Seller Representative, on behalf of the Sellers, minus (iii) any Adjustment Amount payable to Buyer.

“Real Property” means all the Company’s and its Subsidiaries’ real (immovable) property and rights and interests in real (immovable) property, real (immovable) property leaseholds and real (immovable) property subleaseholds, all buildings, fixtures and other improvements thereon and other real (immovable) property rights and interests currently used in the business or operations of the Company and its Subsidiaries.

“Real Property Leases” has the meaning set forth in Section 4.7(b).

“Referee” has the meaning set forth in Section 7.10(e).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing, dumping, leaching or migration of a Hazardous Material into the Environment.

“Relevant Date” has the meaning set forth in Section 7.9(a).

“Relevant Persons” has the meaning set forth in Section 4.8(b).

“Remaining Adjustment Escrow Amount” means, as of the time in question, the amount of funds remaining in the Adjustment Escrow Account.

“Remaining Earn-out Escrow Amount” means, as of the time in question, the amount of funds remaining in the Earn-out Escrow Account.

“Remedial Action” has the meaning set forth in Section 7.6(c).

“Representatives” means, with respect to any Person, its officers, directors, managers, employees, agents, stockholders, partners, members, consultants and representatives.

“Restricted Cash” means any cash which is not freely usable by Buyer because it is subject to restrictions, limitations or taxes on use or distribution by law, contract or otherwise, including without limitation, restrictions on dividends and repatriations or any other form of restriction

Annex I – Page 10

“R&W Policy” means any representation and warranty insurance policy that may be issued to Buyer with respect to this Agreement.

“Schedules” means the disclosure schedules delivered by or on behalf of the Company and/or the Sellers prior to or concurrently with the execution and delivery of this Agreement.

“Second Outside Date” has the meaning set forth in Section 9.1(b).

“Seller Acknowledgment” means the seller acknowledgment in the form attached hereto as Exhibit D.

“Seller Representative” has the meaning set forth in the preamble.

“Sellers” has the meaning set forth in the preamble.

“Selling Expenses” means (a) all of the fees, costs and expenses, whether or not accrued for, incurred or payable by the Company or any of its Subsidiaries to outside legal counsel, accountants, advisors, brokers, investment bankers (including BB&T Capital Markets, LLC) and any other third parties incurred or payable by the Company or any of its Subsidiaries in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents and consummation of the transactions contemplated by this Agreement and unpaid as of the Closing and (b) any (i) discretionary, retention, transaction or change of control bonuses and other payments payable to employees of the Company or any other Person as a result of the transactions contemplated by this Agreement and unpaid by the Company as of the Closing, (ii) severance payments and benefits for any termination of employment on or prior to the Closing that remains payable after the Closing, and (iii) severance payments and benefits that become payable to any employees of the Company or any of its Subsidiaries as a result a “constructive discharge” or similar right that is triggered in connection with the Closing, but other than as a result of actions taken by Buyer or the Company or any of its Subsidiaries following the Closing (and including, for each of clauses (i), (ii) and (iii), the employer’s portion of all applicable employment Taxes).

“Stone” means Stone Mason Supply, LLC, an Ohio limited liability company.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiaries” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees (or equivalent governing body) thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, (i) a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control (including through the right to appoint or select) a majority of the managing directors or general partners of such partnership, association or other business entity and (ii) EMI shall be deemed to be a Subsidiary of the Company for all purposes under this Agreement.

Annex I – Page 11

“Target Working Capital” means $19,573,000.

“Tax” means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, escheat, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, similar governmental fee or other similar assessment or similar charge, together with any interest, penalties, additions to tax imposed by any Taxing Authority.

“Tax Contest” has the meaning set forth in Section 7.10(c).

“Tax Returns” means all Tax returns, statements, reports and forms required to be filed with any Taxing Authority.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Trade Secrets” means anything that would constitute a “trade secret” or protectable “confidential information” under applicable Law.

“Trademarks” means trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks, and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services, and all registrations of the foregoing.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Seller Acknowledgment and the other agreements, instruments and documents delivered at or prior to the Closing pursuant to this Agreement.

“Transfer Taxes” has the meaning set forth in Section 7.11.

“Unitholder Closing Consideration” means the Estimated Purchase Price minus the Adjustment Escrow Amount.

“Van Well” means Van Well Masonry, Inc., a Washington state corporation.

“Van Well Earn-out Payment” means the amount of a given earn-out payment required to be paid by the Company or any of its Subsidiaries pursuant to Section 2.1 and Schedule 2.1 of the Van Well Purchase Agreement, as finally determined in accordance therewith.

“Van Well Financial Statements” has the meaning set forth in Section 4.4(a).

Annex I – Page 12

“Van Well Purchase Agreement” means the Asset Purchase Agreement, dated as of October 4, 2018, by and among Van Well Acquisition, LLC, Van Well, Accel, Mark VanWell and Connie VanWell.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital” means the current assets of the Company, minus the current liabilities of the Company, each determined as of the Effective Time in accordance with the Accounting Practices; provided that, for the avoidance of doubt (i) no amount of Cash or Restricted Cash shall be included as a current asset, (ii) no amount of Company Debt shall be included as a current liability, and (iii) no amount of the Selling Expenses shall be included as a current liability.

Annex I – Page 13

Exhibit A

Schedule of Sellers

[Intentionally Omitted]

Exhibit B

Escrow Agreement

See attached.

Exhibit C

Company Accounting Practices and Methods

A – Accounting Practices

Working Capital shall be prepared based on:

a.	the accounting practices, principles, policies, procedures and categorizations set out in paragraphs (1) to (15) below (the “Specific Policies”); and

b.	to the extent not addressed in the Specific Policies, the accounting policies, principles, procedures, rules, practices, methodologies, techniques, judgments, assets recognition bases and categorizations used in the preparation of the balance sheet in the Audited Financial Statements as of December 31, 2017;

c.	to the extent not addressed in (a) and (b), GAAP.

For the avoidance of doubt, clause (a) shall take precedence over clause (b), and clause (b) will take precedence over clause (c).

Specific Policies

1.	Working Capital shall be drawn up as of the Effective Time and shall be based on facts and circumstances as they exist as of the Effective Time (and solely based on information available to the parties to this Agreement as of the date on which the Closing Statement is delivered by the Buyer to the Seller Representative).

2.	Working Capital shall be prepared on the basis that the Company is a going concern and shall exclude the effect of purchase accounting adjustments that result from transactions contemplated by the Agreement, change of control or ownership of the Company and will not take into account the effects of any post-Closing reorganizations or the post-Closing intentions or obligations of the Buyer.

3.	The provisions of this Exhibit C shall be interpreted to avoid double counting (whether positive or negative) of any item to be included in Working Capital.

4.	All intercompany accounts shall be reconciled and eliminated in the preparation of Working Capital.

5.	Assets and liabilities related to commercial insurance shall be included in Working Capital consistent with the sample calculation in Part B below. At the onset of each policy year, the annual premiums are paid in advance and recorded as a prepaid current asset, with the associated obligation split between a current payable (installments) or financed with a third-party and recorded as current debt.

a.	The prepaid premiums shall be recorded as a current asset and amortized during policy year.

b.	The financed premiums shall be recorded as a current liability.

6.	General liability and workers compensation reserves shall be included in Working Capital as current liabilities.

7.	General liability and workers compensation reserves will be recorded in accordance with past practices for all known claims, excluding any contemplation of incurred but not reported claims, and based on management’s best estimates and other factors including but not limited to:

a.	reserves provided by the Company’s insurance carriers (if applicable);

b.	evaluations of the implied damage by outside counsel and third-party experts (if applicable);

c.	historical settlements; and

d.	for general liability claims only, the Company’s current repair cost estimates.

8.	As consistent with the sample calculation in Part B below, in calculating the Working Capital, there should be no change in the classification to a current asset of any particular asset that has not previously been characterized as a current asset, or the classification to a long-term liability of any particular liability that has not previously been characterized as a long-term liability (in each case, other than any such changes resulting solely from the passage of time between the date hereof and the Effective Time) or which is of a type that has not previously been characterized as current or long-term, as the case may be.

9.	The calculation of the bonus accruals included in Working Capital should consider actual results relative to the plan on which the bonus obligations are based through the Closing Date with the obligation recorded reflecting the pro rata portion of the full-year bonus and profit sharing payment.

10.	Working Capital will be prepared as if the Closing Date occurs at the end of an accounting and Tax period.

11.	For the avoidance of doubt, Working Capital shall exclude outstanding checks, which will be treated as a reduction of cash and cash equivalents.

12.	Working Capital shall exclude Closing Cash, Closing Company Debt, Selling Expenses and Restricted Cash.

13.	Working Capital shall not include any balances for deferred tax assets or deferred tax liabilities.

14.	For the avoidance of doubt, accrued income Taxes, and unpaid management fees will be included in Working Capital.

15.	Working Capital shall exclude security deposits recorded in current assets.

B – Sample Calculation of Working Capital

A sample calculation of Working Capital as of November 30, 2018 is attached hereto.

Sample Calculation

See attached.

Exhibit D

Seller Acknowledgment

See attached.